Limelight Networks, Inc.		Microsoft Corporation
2220 West 14th Street		One Microsoft Way
Tempe, AZ 85281		Redmond, WA 98052

Signature:	/s/ Jeffrey W. Lunsford	Signature:	/s/ Kevin Johnson

Printed Name: Jeffrey W. Lunsford		Printed Name: Kevin Johnson
Title: CEO		Title: President, Platforms and Services Division
Date: 3/20/07		Date: 3/9/07

Confidential
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Contents of this Document
Edge Computing Network Service and License Agreement

Exhibit A-1	Microsoft Edge Computing Network Specifications	2(a), 2(b)3
Exhibit A-2	Microsoft Responsibility in ECN Node Readiness	2(b)4
Exhibit B-1	Microsoft Edge Computing Network Support Services	2(c), 2(f)
Exhibit B-2	Microsoft Edge Computing Professional Services	2(e),2(j)
Exhibit C-1	Limelight Software Inventory	3(a)
Exhibit C-2	Limelight Know-How and Trade Secrets	3(a),11(b)
Exhibit C-3	Limelight Software Specification Definition	3(a)
Exhibit D	Form Co-Location Agreement	2(a)2
Exhibit E	Form Of [*] ECN Node Readiness Certificate	2(b)2
Exhibit F	Criteria For Determining ECN Node Readiness	2(b)2
Exhibit G	Press Release	21(i)
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1

EXHIBIT A-1
[*] EDGE COMPUTING NETWORK SPECIFICATIONS
The edge computing network is an [*] consisting of individual [*] ECN Nodes connected to each other, and the Internet, which provides an [*] of services, capacity, and connectivity. Each [*] ECN Node will deliver the following services: large file download, small object/file caching, large object/file caching, network storage, live and on-demand streaming, path /hostname resolution, secure content delivery (SSL/HTTPS), infrastructure management (logging, billing, monitoring, alerting, ticketing, replication, [*]), and dynamic computational services. Each [*] ECN Node will be constructed and operated based on Limelight’s content delivery network architecture and the Limelight Software, with additional functionality as provided by Microsoft.
Each [*] ECN Node will comprise the following major components which provide the ECN functionality:
i)	[*] ECN Node equipment infrastructure (servers, switches, routers, and miscellaneous) will be procured and owned by Microsoft and based on specifications recommended by Limelight

ii)	[*] ECN Node space and power procured by Microsoft

iii)	Network facilities [*] and [*] (including [*], if applicable) providing [*] on specifications recommended by Limelight and jointly agreed between Limelight and Microsoft;

iv)	The Limelight Software hosted within the equipment infrastructure as per (i) above

v)	Microsoft Edge Computing Services running on Microsoft owned hardware, using Microsoft public and proprietary software;
which, taken together will yield an operational, Microsoft Edge Computing Network which will operate in compliance with the specifications in this exhibit.
Microsoft and Limelight will mutually agree on the scale (traffic, storage, streams, etc) of each service (small object/file caching, streaming, etc) within each [*] ECN Node, and use agreed upon [*] ECN Node Acceptance Criteria (set forth in Exhibit F) to assure the [*] ECN Node is operating at required levels.
Limelight shall (i) monitor each [*] ECN Node for all parameters that Limelight uses to monitor the existing Limelight content delivery network and hosted servers within their nodes, and (ii) provide Microsoft with (A) monitoring test results, (B) ongoing monitoring operational results and (C) recommended actions based on those test results.
Microsoft has selected the first Edge Node site to be [*] an existing Microsoft Data Center or co-location nearby on the metro ring. Within four weeks of the Effective Date, Microsoft and Limelight will collaborate to develop an appropriate list of cities with deployment dates noting Microsoft’s prioritization and appropriate site selection criteria based on Limelight’s experience.
Timeline: [*].
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EXHIBIT A-2
MICROSOFT RESPONSIBILITY IN ECN NODE READINESS
Both parties agree that this list of responsibilities will evolve in accordance with Section 2(b)(4) of the Agreement.
Microsoft has [*] prior to [*] ECN Node activation to provide the responsibilities listed below.
[*] ECN Node Location
•	Microsoft/Limelight to cooperate in identifying the [*] ECN Node locations

•	Microsoft will provide required access to ECN network hardware and devices so Limelight can effectively install and manage the [*] ECN Node until [*] ECN Node acceptance

•	Microsoft will provide Limelight 24/7/365 contact information for all support and service issues and escalation path/contact and contact process

•	DC Power Systems
•	N+1 redundancy in all power systems

•	48 volt DC power with 1500 — 3000 amps of available power

•	Redundant “A” and “B” circuits

•	Two hours battery backup at full load
•	AC Power Systems
•	N+1 redundancy in all power systems

•	Parallel redundant Uninterruptible Power Sources (UPS)

•	48-hour backup at full load with power generator
•	Environmental Control
•	Equipped with High Capacity HVAC systems

•	Co-location environment maintained at optimal temperature and humidity levels for equipment

•	24/7/365 HVAC emergency service by certified contactors
•	Contracted scheduled and preventative maintenance with certified HVAC contractors

•	Fire Protection
•	Smoke and high temperature detection and alarm system

•	24/7/365 NOC alerted before temperatures get to danger levels

•	Concrete floors and fireproof walls protect datacenter in case of fire in surrounding

•	Zone alerts fire extinguishing mechanism.
[*] ECN Node Networking
•	Nodes should be located in a Microsoft facility or carrier-neutral co-locations in major metropolitan areas around the world.

•	Each metro area contains a single logical routing core comprised of redundant routers

•	At minimum there should be redundant connections to the Internet and at least one connection into a Limelight facility (where applicable) and a backbone connection into another city [*] ECN Node location

•	Co-locations within each metro area should be connected together via local fiber rings.

•	Microsoft/Limelight to identify the desired capacity requirements on a per node basis for each [*] ECN Node

•	Microsoft will assure the appropriate level of egress peering and transit capacity exists at each [*] ECN Node, and for all cross connections within each [*] ECN Node, through existing Microsoft networks and / or additional peering agreements.

•	Microsoft should maintain a single ECN ASN on a global basis.

(A global ASN is necessary to function with the CDN technology from Limelight. For optimized delivery it is best to have consistent routing with our proprietary routing architecture).
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EXHIBIT B-1
MICROSOFT EDGE COMPUTING NETWORK SUPPORT SERVICES
Standard Operating Procedure for Production Support —
•	Limelight will manage a 24x7x365 Tier 1 operations center for the [*] ECN Node with 24x7x365 Tier 2 and 24x7x365 On-call Tier 3 support.

•	Tier 1 is defined as customer/property facing support. The agent must have sufficient technical skills to assess the customer problem, triage, and log, escalate and solve to completion [*] of the Tier 1 call volume at first touch. Tier 1 should identify themselves as “[*] ECN”

•	Tier 2 is defined as Operational Support Services, including but not limited to Network Operation, Application Operations, and Hardware Operations. Tier 2 shall respond to all logs from Tier 1 within the OLAs (Operational Service Levels) defined in documentation that Limelight will provide Microsoft prior to the First [*] ECN Node is operational, and drive [*] closure to all open logs, and escalate to Tier 3 when all support options are exhausted within the time period defined in the operation level agreement (OLA). Tier 2 is responsible for identifying and managing RCA’s (Root Cause Analysis) for all problems escalated to Tier 3, and for similar problems re-occurring more than four times in a [ * ] period.

•	Tier 3 refers to architectural, engineering and development support necessary to maintain the system. Tier 3 shall operate within the OLA.

•	Prioritizing alerts and issues — Issues will be classified in 3 priority levels —
1.	High — e.g. user impact, property outages, significant revenue loss, and property is not rendering, network outage, latency

2.	Medium — e.g. Server/service outages not directly impacting performance and availability of the live sites

3.	Low — e.g. Non critical server/service outages
•	Priority Level: The default priority of an alert/ticket is Medium, but property TSGs or a Tier 1 Lead at his/her discretion can change this priority with documentation of justification for escalation.

•	Communication Procedures — Any alerts and changes affecting live site operations will be communicated to concerned Microsoft properties and the [*] ECN Node operations staff based on documented procedures

•	Escalation procedures
1.	All handoffs between tiers will be documented and confirmed

2.	All Technical Support Guides (TSG), Handoff procedures, troubleshooting steps will be documented and exchanged with Microsoft.
Limelight to provide the following documentation before operations of any [*] ECN Node is transitioned to Microsoft
•	Operations Guide
•	Service offerings Definitions

•	Define roles and responsibilities

•	Define current customer SLAs and internal OLAs and process/tools to ensure they are met

•	On-boarding process of customers

•	Customer communication and escalation procedures

•	Process engineering flow (flowchart or step-by-step)

•	Knowledge Base articles and documentation

•	Security and Systems settings

•	Procedures for implementing technology with links to TSG’s
The documentation Limelight provides Microsoft shall fully address and answer the following:
•	Definition of day-to-day tasks for each role involved in support of the technology
•	What is the process to install the technology?

•	What events should be monitored?

•	What events would be seen on clients?
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•	What security issues should the operations team be aware off?

•	What kind of response time (SLA) is signed for each activity

•	Who is responsible for troubleshooting the servers?

•	What are the troubleshooting steps to be taken to manage the servers

•	Where are the TSGs to manage the servers located?

•	At what point would a Service Request (SR) be distinguished from a client issue as opposed to server issue?

•	Who would make that distinction? What are the troubleshooting steps to arrive at that conclusion

•	When should an issue be escalated from Tier 1 to Tier 2 to Tier 3?

•	When should an issue be escalated to Security team(s) or Test or Development?

•	During the escalation process who would be responsible for customer communication
•	Monitoring
•	What are the different applications and server functions that are monitored?

•	How are they monitored?

•	What are the thresholds and watermarks?

•	How do you know that monitoring is working? (i.e. what systems are in place to monitor the monitoring systems — or is it irrelevant by design?)

•	How is the availability of the service determined?

•	What metrics are key to “availability” of this service? & how can they be gathered?

•	Estimate of how many alarms/events will be seen by the Tier 1 and 2 teams?
•	Logging
•	What data has been logged?

•	What tools are used to reduce and analyze logs?

•	What processes are used to respond to demands from law enforcement and regulatory bodies?
•	Backups and Disaster Recovery
•	Is Disaster Recovery a concern for this service and how is the risk managed?

•	What are the recovery points for this service?

•	What are the recovery thresholds for data, latency, and uptime? (i.e. what is the tolerance?)

•	What needs to be backed up?

•	How is a restore and return to normal operations validated?
•	Handoff documentation (to enable operational support to be handed off to Microsoft before the end of [*])
•	Project Plan

•	Description of Deliverables / Customer requirements

•	Engineering Design Documentation Acceptance

•	Design drawings with formal design review

•	Test Plan and Final Analysis report

•	Risks / Impact Analysis

•	Security Design Documentation and acceptance

•	Interdependencies among departments and teams

•	Systems Configurations and ACLs

•	Definitions/Acronyms

•	Automated Alarming / Monitoring

•	List of all hosted Microsoft sites, customers, and contact points

•	Customer SLAs

•	Server Names: Location, Quantity, naming convention, function

•	Domain names, Organizational Units, Accounts

•	Ownership of the all servers and/or services with customers and SLA details

•	Maintenance Contract (High level)

•	Project Deliverables Checklist
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•	Software Design Documents as specified in Exhibit C-3

•	List of unresolved defects including reproduction instructions, other analyses, and engineering notes describing possible solutions
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EXHIBIT B-2
MICROSOFT EDGE COMPUTING PROFESSIONAL SERVICES
Limelight Consulting Services: Engagement Management, Project Management, CDN Architecture and Design Consulting, Network and Systems Consulting, and Limelight Executive Management Consulting. Microsoft will provide Limelight’s program management staff onsite and remote access to Microsoft’s operation, platform and networking staff in Redmond.
Limelight Software Development Services: Software Project Management, Software Design, Software Development and Quality Assurance. Software development services means the development of software functionality that was not in Limelight’s original specifications or on a schedule that was not Limelight’s original schedule (i.e., either more/different software function than planned or delivery on a schedule other than planned).
Limelight Deployment Services: [*] ECN Node initial configuration and deployment, CDN server configuration and deployment.
At Microsoft’s election, Limelight will meet and discuss the number of hours of Professional Services used with the objective of helping ensure that all [*] ECN Nodes will be deployed without the need for any Additional Professional Services Payment, and the Parties will use good faith efforts to adjust staffing for Professional Services to meet that goal and the objectives of this Agreement.
Total Hours and Hourly Rates for Professional Services:

			Hourly	Total
Category	Title	Total Hours	Rate	Value/Category
Engagement Management	GPM	[*]	[*]	[*]
Project Management	PM	[*]	[*]	[*]
CDN Architecture	Architect	[*]	[*]	[*]
Network Engineering	NW Eng	[*]	[*]	[*]
Software Program Management	PM	[*]	[*]	[*]
Software Design	Prod Mgr	[*]	[*]	[*]
Software Development	Dev	[*]	[*]	[*]
Quality Assurance	Test	[*]	[*]	[*]
Deployment	PM	[*]	[*]	[*]
Executive Management	Management	[*]	[*]	[*]
TOTAL PROFESSIONAL SERVICES HOURS AND VALUE		[*]		[*]
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EXHIBIT C-1
LIMELIGHT SOFTWARE INVENTORY
Limelight-Proprietary Modules and Programs:
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
Modified Versions of Open Source Software Licensed Pursuant to the [*]:
[*]
[*]
[*]
Modified Versions of Open Source Software Licensed Pursuant to the [*]:
[*]
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EXHIBIT C-2
LIMELIGHT KNOW-HOW AND TRADE SECRETS
•	Methods for adapting a [*]

•	Techniques for managing the [*]

•	Methods of exploiting the [*]

•	Methods and techniques for [*]

•	Methods and techniques for [*]
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EXHIBIT C-3
LIMELIGHT SOFTWARE SPECIFICATION DEFINITION
Software Specifications include, but are not limited to:
•	System designs (conceptual, logical, physical)

•	Functional specifications for systems, subsystems, components, and object

•	Database schema

•	File format definitions

•	Network protocol specifications

•	API specifications for exposed and/or architected interfaces

•	Data flow diagrams

•	Network diagrams

•	Monitoring procedures and processes

•	Test definitions (unit, functional, system, performance, stress) and expected outcomes
Software Construction Specifications include, but are not limited to:
•	Identification of compilers, linkers, source code management tools, etc.

•	Software specifications for any custom software construction tools (e.g. build automation tools, build verification tools, test automation infrastructure)

•	Descriptions of software construction workflow and processes

•	Descriptions of test and validation workflow and processes
Tasks Microsoft will perform in its evaluation of Limelight Software may include (and are not limited to):
•	Construct Limelight Software in accordance with Software Construction Specifications. Any instance of software which cannot be so constructed shall constitute a Software Error.

•	Compare constructed binaries to binaries delivered by Limelight. Any discrepancy which cannot be shown to be irrelevant to the operation of the software (such as a time-of-compilation timestamp) shall constitute a Software Error.

•	Compare test definitions against the test code supplied by Limelight. Any defined test for which no test code or documented test procedure was provided shall constitute a Software Error.

•	Compare test definitions against Software Specifications. Any requirement or functional specification for which no test definitions were provided shall constitute a Software Error.

•	Execute/perform all supplied tests in accordance with Software Construction Specifications. Any test for which actual results do not match the defined expected results shall constitute a Software Error.
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EXHIBIT D
FORM CO-LOCATION AGREEMENT
This Co-location Agreement (the “Agreement”) is made between [Microsoft Entity] (“Customer”) and Limelight Networks, Inc., a Delaware corporation (“Limelight”) and consists of (i) these terms and conditions and (ii) Exhibits A, B, C, D, E, F, G, H and I. This Agreement may be executed by facsimile and/or in multiple counterparts. Once executed by both parties, this Agreement is effective as of the Effective Date shown below. In the event of conflict between this Agreement and Exhibit D herein Exhibit D shall take precedent. Limelight and Customer both consent, and agree to accept, the use of electronic signatures as valid under this Agreement. Furthermore, Limelight and Customer agree that an electronic signature will be considered of identical weight to a handwritten signature.

[MICROSOFT ENTITY]	Limelight Networks, Inc.

Authorized Signature	Authorized Signature

(Print name)	(Print name)

Title	Title

Address:	Address:

Telephone:	Telephone:
Facsimile:	Facsimile:
Effective Date:
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1.	Provision of Services		7
	1.1.	Service Charges and Billing	7
	1.2.	Initial Payment	7
	1.3.	Recurring Charges	7
	1.4.	Additional works / Services	7
	1.5.	Payment	7
2.	Co-location		8
	2.1.	Use of Space	8
	2.2.	Hours of Operation	8
	2.3.	Customer Equipment	8
	2.4.	Access and Security	8
	2.5.	Illegal Use	8
8.	Warranty		9
9.	Limitations of Liability		9
	9.1.	Personal Injury	9
	9.2.	Damage to Customer Equipment	9
	9.3.	Damage to Customer Business	9
	9.4.	Maximum Liability	9
	9.5.	Consequential Loss	9
10.	Indemnification		10
	10.1.	By Customer	10
	10.2.	By Limelight	10
	10.3.	Notice Procedure	10
12.	Termination		10
13.	Survival		11
14.	Insurance		11
15.	Miscellaneous Provisions		11
16.	General		12
Exhibit A to Co-Location Agreement, Quote			13
	Term		13
	Service Charges		13
	Power:		13
	Additional Charges:		13
Exhibit B to Co-Location Agreement, Electrical Schema			14
Exhibit C to Co-Location Agreement, [Limelight’s] Co-location Security and Access Procedures			14
[INSERT]			14
Exhibit D to Co-Location Agreement: Facility Systems and Security Requirements			14
	Exhibit H to Co-Location Agreement: Customer Space		14
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Definitions
“Customer’s Equipment” means the computer equipment, software, networking hardware or other materials placed by or for Customer in the Co-location Space.
“Co-location Premises” means Limelight’s facility at [INSERT].
“Co-location Space Fee” means the charge for the space and power in Limelight’s facility as detailed in Exhibit A Quote.
“Co-location Space” means the physical areas within the Co-location Premises as identified on at Exhibit H Customer Space.
“Quote” means the quote as set out in Exhibit A Quote provided by Limelight and accepted and signed by Customer.
“Service(s)” means the provision of the activation services and the making available of Co-location Space, as more specifically detailed in Exhibit D Facility Systems and Security Requirements.
“Critical Power” shall mean power that is supported by a 2N UPS configuration and a N+1 Generator configuration as detailed in Exhibit B Electrical Schema. If 2N is not available, Limelight will disclose.
“CBEMA Curve” means 240V AC line voltage, as measured at the PDU or applicable standard of measurement mutually agreed to, and maintained within the “No Interruption in Function Region” described in the ITI CBEMA Curve in Exhibit D Facility Systems and Security Requirements Appendix 1 attached hereto.
“Computer Room Air Conditioning Unit(s)” or “CRAC(s)” shall mean the individual air conditioning/cooling devices that regulate temperature and humidity within the Premises raised floor space.
“Environmental Conditions” means the temperature and humidity conditions in Customer Space as described in Exhibit D Facility Systems and Security Requirements Section A.(i)(a).
“HVAC” shall mean the heating, ventilation, and air conditioning system used for environmental regulation and air filtering.
“HVAC Deficiency” shall mean failure to meet HVAC Demand or the failure to maintain the Environmental Conditions within the Allowable Range as defined in Exhibit D Facility Systems and Security Requirements Section A(i) a. An interruption of less than one (1) minute resulting from a switch from utility power to back-up or generator power shall not be included as an HVAC Deficiency.
“HVAC Demand” shall mean the quantity of HVAC required to reject the heat generated by the consumption of electricity within a computer suite in order for Customer to sufficiently conduct its business operations in such customer suite.
“Customer Representatives” mean the individuals separately notified in writing by Customer to Limelight (which shall be updated as necessary by Customer from time to time) and authorized by Customer to enter Customer Space.
“Power Sockets” (the “Power socket(s)”) shall refer to approved electrical power commando sockets installed by Limelight that meet power requirements, usually for 240 volt.
“Power Deficiency” is defined in Exhibit D Facility Systems and Security Requirements Section A(ii)(b).
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“Power Distribution Unit” (“PDU”) shall refer to an electrical device that is used to separate power from a larger source, and deliver it among the data center raised floor space via the static transfer switches (STS where the PDU’s are fitted with STS devices).
“Power whips” (the “Whip(s)”) shall refer to standard electrical cables that are placed between the PDU and the rack/cabinet locations. For power delivery to the rack and/or cabinet, the Whip is connected on one end to the PDU, and on the other end allows for Power Sockets to be connected to it.
“Service Deficiency” means a Power Deficiency or an HVAC Deficiency, or a deficiency resulting from security violations as described in Exhibit D Facility Systems and Security Requirements Section A.(v)(a)(i).
“Static Transfer Switch” (“STS”) is defined as an electrical distribution component that accepts multiple input power sources and automatically and instantaneously switches the flow of electricity among those sources to the equipment drawing electricity from the output.
“Termination Charges” means the charges payable if Customer exercises the option to cease occupancy of the space as detailed in Exhibit A Quote.
1. Provision of Services
Limelight will begin provision of the Services only after it receives and accepts this Agreement and a Quote (in each case) signed by a Customer authorized representative.
1.1.	Service Charges and Billing. In consideration of receipt of the Services, Customer agrees to pay the monthly charges for Services, indicated on the Quote (the, “Service Charges”). Billing for monthly Service Charges will begin on the Effective Date set forth above. Limelight will use its reasonable and commercial endeavors to make the Facility available for the installation of equipment by Customer by [INSERT DESIRED DATE].

1.2.	Initial Payment. Upon Limelight’s acceptance of this Agreement, Customer shall be invoiced for all pre-agreed Service Charges relating to activation at the Co-location Space which will be due [ * ] after the date of completion of the initial installation. Customer shall also be invoiced for each monthly Service Charges and Customer will pay such invoice as set forth below.

1.3.	Recurring Charges. Limelight will bill Customer monthly in advance for the Co-location Space (“Co-location Space Fees”), and Customer will pay such invoice as set forth below.

1.4.	Additional works / Services. In the event that Customer requires Limelight to carry out works or services other than the Services set out in Exhibit D Facility Systems and Security Requirements the parties shall agree on the charges payable in respect of these works or services in writing and in advance (the “Additional Charges”). Limelight shall at the end of each month issue an invoice to Customer in respect of the Additional Charges and Customer shall pay Limelight each invoice as set forth below.

1.5.	Payment. Upon receipt of a correct and undisputed invoice, Customer shall pay the all undisputed portions of the invoice net [ * ] from the date of the invoice. Payments shall be made according to Customer’s then-current payment policies, which include payment via ACH electronic payment to Limelight’s financial institution under instructions supplied by Limelight in Customer’s ACH Electronic Payment form. Limelight shall invoice Customer for all amounts via the Customer Invoice online tool in accordance with the then-current requirements at http://invoice.microsoft.com. All invoices shall be submitted with line-item detail identifying all aspects of the applicable charges provided to Customer. Invoices shall not bear an invoice date earlier than the date on which Limelight shall be entitled to be paid under this Agreement, or if not specified, invoices may be issued monthly in arrears.

1.6.	Customer may dispute any invoice by providing written notice to Limelight within [ * ] of receiving the invoice (each a “Disputed Amount”). All Disputed Amounts that Customer agrees in writing to pay, or that are required to be paid pursuant to a final court order or arbitration award (along
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with any other amounts legally required, e.g., by statute or under this Agreement), shall be paid on the payment terms set forth in Section 1.5. Payment of an invoice without asserting a dispute is not a waiver of any claim or right. Failure to dispute an invoiced amount within the [*] period shall not be deemed a waiver of any claim unknown to Customer at the time.
2. Co-location
2.1.	Use of Space. Limelight shall provide to Customer the Co-location Space, as specified on the Quote. Customer may use the Co-location Space only for the purposes of maintaining and operating Customer Equipment. Limelight will be solely responsible for all activities relating to the operations and maintenance of the Facility, including, without limitation, all major facilities equipment and infrastructure and systems, shipping and receiving stations, shipping company access (ingress and egress), telecommunications systems (but only the telecommunications systems under the Limelight’s control) and utilities. Limelight will adequately staff the Facility for the provision of all Services in accordance with the terms and conditions of this Agreement. Limelight will supply the Co-Location space to the specifications in Exhibit G.

2.2.	Hours of Operation. The Facility will have, at a minimum, the following operating hours:
2.2.1.	All Customer Space will operate 24x7, every day of the year.

2.2.2.	The Facility loading dock (if available) will operate M-F 8:30 a.m. to 4:30 p.m. local time (“Loading Dock Hours”) and will be available to Customer during those times and upon one (1) hour’s notice by Customer’s authorized personnel for all other times.

2.2.3.	On-site security will be present 24x7, every day of the year.

2.2.4.	Limelight’s emergency point of contact will be available 24x7, every day of the year. Availability of Limelight’s electrician during 8:30am to 4:30 pm Monday to Friday and on-call thereafter.
2.3.	Customer Equipment. Customer will install Customer Equipment, including bringing appropriate equipment and tools as is required. Customer will remove all packaging for Customer Equipment promptly after installation. Limelight will not, directly or indirectly:
2.3.1.	except as ordered by Customer in a Change Order, move, relocate or otherwise remove Customer Equipment from Customer Space, or allow Customer Equipment to come into possession of any other person or entity, without Customers express prior written consent;

2.3.2.	sell, transfer, dispose, lend, assign, pledge, hypothecate or grant any security interest in any Customer Equipment; or

2.3.3.	Create or place, or permit or suffer to be created or placed by any third party acting on Limelight’s behalf, any lien, mortgage, pledge, security interest, charge or any other encumbrance of any kind whatsoever on any Customer Equipment.
2.4.	Access and Security. Customer may access the Co-location Space only in accordance with ‘Limelight’s Co-location Security and Access Procedures’ as set out in Exhibit C.
2.4.1.	Limelight will be solely responsible for providing physical and electronic security systems for the Facility perimeter and common areas leading up to and including entry Customer Space. The service level for security and Service Credit for non-compliance are detailed in Exhibit G Service Level Requirements/ Credits, Section A.
2.5.	Illegal Use. Customer will cooperate in any investigation of Customer’s alleged illegal, unauthorized or unlawful use or use contrary to any Limelight policy of Limelight facilities, or equipment of any third party or other networks accessed through the Co-location Premises.
3. Local and Long Distance Carriers. (If Available)
Customer will order, maintain and terminate any data and telecommunications circuits provided to Customer by local and long-distance carriers. Limelight offers the Facility as Carrier Neutral and (1) will allow any data or telecommunications provider to utilize existing duct banks to install copper and fiber cabling and to install equipment to both meet-me rooms and (2) will not discriminate or offer preferential treatment to individual carriers and (3) will not charge onerous fees or fees in excess of market rates for the rental or utilization of building entrances, duct banks or meet-me room space.
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4. Other networks.
Customer will pay any fees, obtain any required approvals and consents and comply with any laws or usage policies applicable to transmitting data beyond the Network and/or through other public and private networks. Limelight is not responsible or liable for performance or non-performance of such networks or their inter-connection points.
5. Power Availability and Climate Control.
Limelight warrants (for Customer’s benefit) [*] power availability on either A or B supply for Critical Power and an operating temperature [INSERT FOR SPECIFIC FACILITY] for the Co-location Space measured at top rack level. In the event of a power outage or temperature fluctuation outside the range of 15 ° to 32 ° Celsius temperature not caused by Customer, Limelight will credit Customer’s account the pro-rata Co-Location Space Fees (as a “Service Credit”) associated with the power outage or temperature fluctuation, as detailed in Exhibit G Service Level Requirement / Credits Section B.
6. Payment of Credits
Limelight will credit Customer for any Service Credits within [*] of the Service Credit falling due.
7. No Warranty
NO WARRANTY EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE SERVICES ARE PROVIDED ON AN AS-IS BASIS, AND CUSTOMER’S USE OF THE SERVICES AND THE CO-LOCATION SPACE ARE AT CUSTOMER’S OWN RISK. LIMELIGHT DOES NOT MAKE, AND HEREBY DISCLAIMS, ANY AND ALL OTHER EXPRESS AND IMPLIED WARRANTIES OR CONDITIONS, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND TITLE, AND ANY WARRANTIES OR CONDITIONS ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE AND DOES NOT WARRANT THAT THE SERVICES WILL BE UNINTERRUPTED, ERROR-FREE, OR COMPLETELY SECURE.
8. Warranty
8.1.	Authority to agree. Both Parties hereto warrant to each other that they have obtained and are duly authorized to enter into this Agreement

8.2.	Resources. Both Parties hereto warrant they shall provide adequate and sufficient resources to undertake and perform their respective obligations under this Agreement, acting at all time with all due skill, professionalism and attention as befits Limelight and Customer.
9. Limitations of Liability
9.1.	Personal Injury. Nothing in this Agreement shall operate to limit or exclude the respective liability for death, personal injury or liability for fraud caused by the negligence of Limelight or Customer, or the employees of Limelight or Customer.

9.2.	Damage to Customer Equipment. Limelight shall not be liable for damage to, or loss of any of Customer’s Equipment or other property resulting from any cause, other than Limelight breach of this Agreement, its negligence and/or willful misconduct.

9.3.	Damage to Customer Business. Limelight shall not be liable for any indirect or consequential loss or damage related to Customer’s business.

9.4.	Maximum Liability. Either party’s maximum aggregate liability to the other party related to or in connection with this Agreement whether in contract, tort (including negligence), strict liability or otherwise will be limited to the total amount paid by Customer to Limelight hereunder.

9.5.	Consequential Loss. Customer shall not be liable for any indirect or consequential loss or damage howsoever caused.
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10. Indemnification
10.1.	By Customer. Customer will indemnify, defend and hold harmless Limelight, its directors, officers, employees, affiliates and customers (collectively, the ‘Limelight Covered Entities’) from and against any and all claims, actions or demands brought against any of the Limelight Covered Entities in connection with the following
10.1.1.	any loss suffered by, damage to or injury of any third party, Customer employees, agents, sub-contractors and consultants, and any other third party equipment which loss, damage or injury is caused by or otherwise results from acts or omissions by Customer (collectively, the ‘Customer Covered Claims’).
10.2.	By Limelight. Limelight will defend and hold harmless Customer, its directors, officers, employees and affiliates (collectively, the ‘Customer Covered Entities’) from and against any and all claims, actions or demands brought against any of Customer Covered Entities with respect to:
10.2.1.	any loss suffered by, damage to or injury of any third party, Limelight employees, agents, sub-contractors and consultants, and any other third party equipment which loss, damage or injury is caused by or otherwise results from acts or omissions by Limelight (collectively, the ‘Limelight Covered Claims’).
10.3.	Notice Procedure. Limelight will provide Customer with prompt written notice of each Customer Covered Claim of which Limelight becomes aware, and, at Limelight’s sole option, Limelight may elect to participate in the defense and settlement of any Customer Covered Claim, provided that such participation shall not relieve Customer of any of its obligations under this Clause 10 Customer shall have the right to control the defense of any Customer Covered Claim. Customer will provide Limelight with prompt written notice of each Limelight Covered Claim of which Customer becomes aware, and at Customer’s sole option, Customer may elect to participate in the defense and settlement of Limelight Covered Claim, provided that such participation shall not relieve Limelight of any of its obligations under this Clause 10 Limelight shall control the defense of any Limelight Covered Claim.
11. Term
This Agreement will commence on the Effective Date and shall expire at the end of the contract term specified in the Quote, Exhibit A, unless sooner terminated as provided in Clause 12 below.
12. Termination
12.1.	Non-payment. Limelight may suspend Services to Customer if any amount due hereunder is not paid in full within [*] after Customer is sent an overdue notice. Limelight may terminate this Agreement (or at its option, only the relevant Quote) if any amount due hereunder is not paid in full within [*] after Customer is sent an overdue notice.

12.2.	Insolvency/liquidation. Either party may terminate this Agreement upon written notice to the other party if the other party becomes insolvent or goes into liquidation or makes any voluntary arrangement with its creditors or becomes subject to an examination order, or becomes subject to any legal proceedings relating to insolvency, receivership, liquidation or examination or anything analogous to the foregoing in any jurisdiction.

12.3.	For Other Cause; Convenience. Except as otherwise stated, either party may terminate this Agreement if the other party breaches any material term or condition of this Agreement and fails to cure such breach if capable of remedy within [*] after receipt of written notice of the same. The Customer may, upon 6 months written notice, terminate this Agreement without cause.

12.4.	Effect of Termination. Upon expiration or termination of this Agreement: Limelight may cease providing the Services,
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12.4.1.	Customer shall pay all of Customer payment obligations under this Agreement that accrue as of the date of termination; and

12.4.2.	within [*], Customer will remove all of Customer’s Equipment from the Co-location Premises and any other Limelight premises and return the Co-location Space to Limelight in the same condition as it was prior to Customer installation. If Customer does not remove such property within the [*] period, Limelight at its option and at Customer’s expense may remove and store Customer’s Equipment.
13. Survival
The parties’ respective representations, warranties, and covenants, together with obligations of indemnification, confidentiality and limitations and exclusions of liability will survive the expiration, termination or rescission of this Agreement and continue in full force and effect.
14. Insurance
Limelight shall ensure that all liabilities incurred by Limelight during the provision of the service are adequately covered by insurance in particular regarding Employer’s Liability, (including use in connection with the provision of the services) and Public Liability, Professional indemnity insurance.
15. Miscellaneous Provisions
15.1.	Force Majeure. Other than with respect to failure to make payments due hereunder, neither party shall be liable under this Agreement for delays, failures to perform, damages, losses or destruction, or malfunction of any equipment, or any consequence thereof, caused or occasioned by, or due to fire, earthquake, flood, water, the elements, labor disputes or shortages, utility curtailments and utility power failures which are not as a result of Limelight’s negligence and/or which have a duration more than 48 hours, explosions, civil disturbances, governmental actions, shortages of equipment or supplies, unavailability of transportation, acts or omissions of third parties, or any other cause beyond its reasonable control.

15.2.	Confidentiality. [INCORPORATE BY REFERENCE EXISTING NDA]

15.3.	No Lease. This Agreement is a services agreement and is not intended to and will not constitute a lease of or tenancy or other interest in the Co-Location Space, Co-location Premises or other Limelight premises, or any other real or personal property, and shall in no way confer or impose upon either party any of the rights or obligations of landlord and tenant.

15.4.	Government Regulations. Customer and Limelight will each comply with all applicable government regulations.

15.5.	Assignment. Neither party may assign its rights or delegate its duties under this Agreement either in whole or in part to a third party without the prior written consent of the other which consent will not be unreasonably withheld.

15.6.	Notices. Any required notice hereunder will be given in writing and deemed to have been duly given if delivered personally by hand or by courier; sent by confirmed facsimile; or posted by registered mail or special delivery, return receipt requested postage prepaid to either party at the name and address on a signature page of this Agreement, or at such other address as a party may provide to the other by written notice. Such notice will be deemed to have been given as of the date it is delivered personally or by courier, or seventy two (72) hours after dispatch if sent by special delivery or air courier, or [*] after it is sent by confirmed facsimile or mailed.

15.7.	Relationship of Parties. This Agreement will not establish any relationship of partnership, joint venture, employment, franchise or agency between the parties.
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15.8.	Choice of Law. This Agreement shall be construed and controlled by the laws of the State of Washington. The parties waive all defenses of lack of personal jurisdiction and forum non-conveniens. Process may be served on either party in the manner authorized by applicable law or court rule.

15.9.	Reports. Limelight will provide reports relating to the Services, all in a format and frequency and with content as Customer may reasonably specify to Limelight, as indicated in Exhibit E Reports.
16. General
This Agreement, together with the Quote(s) and Exhibits is the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes any other agreement or understanding, written or oral. This Agreement may be modified only through a written instrument signed by both parties. Should any provision of this Agreement be declared void or unenforceable, such provision will be deemed amended to achieve as nearly as possible the same economic effect as the original terms and the remainder of this Agreement will remain in full force and effect. If a conflict arises between a party’s pre-printed business form and this Agreement, this Agreement will take precedence.
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Exhibit A to Co-Location Agreement, Quote
Term
The Term of this Agreement is [INSERT]
Service Charges
Limelight Pricing for Customer
[INSERT]
These charges are based on a total Customer Space of [INSERT] square feet as shown in Exhibit H Customer Space.
Power:
Power / kWh: At cost from [INSERT] + plus [INSERT] per month for humidity and fresh air systems for Computer Suite 1, and an additional [INSERT] for Computer Suite 2 from date of occupancy. An administration charge based on the power consumption table below will be added to the power charges. This system is a shared system which is used for all computer rooms on the first floor of the Facility. Power will be fully metered for all other Customer components and will be re-charged at cost.
Monthly Administration Charges:

Power Usage	Amount
0 to 500,000 Kwatt hours
500,001 to 1,000,000 Kwatt hours
1,000,001 to 1,500,000 Kwatt hours
1,500,001 to 2,000,000 Kwatt hours
Over 2,000,001 Kwatt hours
Additional Charges:
Charges Sheet for change controls request

Task	Amount

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Exhibit B to Co-Location Agreement, Electrical Schema
     [INSERT]
Exhibit C to Co-Location Agreement, [Limelight’s] Co-location Security and Access Procedures
     [INSERT]
Exhibit D to Co-Location Agreement: Facility Systems and Security Requirements
     [INSERT]
Exhibit E to Co-Location Agreement, Reports
     [INSERT]
Exhibit G to Co-Location Agreement, Service Level Requirements / Credits
Limelight will at all times during the term of this Agreement perform in accordance with the service level requirements set forth in this Exhibit G. Limelight and Customer agree that it is extremely difficult and impracticable under the currently known and reasonably foreseeable facts and circumstances to ascertain the actual damages but nonetheless have agreed to a genuine pre-estimate of loss which Customer would incur should Limelight fail to perform its obligations in accordance with the service level requirements set forth in this Exhibit. Accordingly, if Limelight fails to so perform, Customer will be entitled, without limiting any of its other rights or remedies under this Agreement or otherwise, to receive the credits set forth under the heading “Noncompliance” as liquidated damages (and not as a penalty), provided that, nothing in this section shall be interpreted to mean that Customer is entitled to receive credits and/or other damages in excess of the actual damage Customer sustains. Each noncompliance fee identified below is a reasonable, good faith estimate of the damage that Customer would suffer for each failure by Limelight to comply with each corresponding service level requirement, and, subject to any additional remedies referenced in section D of this Exhibit, is Customer’s sole remedy with respect to each such failure.
     [INSERT]
Exhibit H to Co-Location Agreement: Customer Space
     [INSERT]
Exhibit I to Co-Location Agreement: Operations Procedures
     [INSERT]
Exhibit J to Co-Location Agreement: Customer Security Requirements /Definitions
     [INSERT]
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EXHIBIT E
FORM OF [*] ECN NODE READINESS CERTIFICATE
Date of Acceptance:
Node Location:

Site Contact if applicable:	e-mail:	phone:

		Accept	Punch List
ECN Node Operational Requirements:
•	Review custom customer configuration and requirement for facility; validate all the contributing components comply.
•	All devices are configured in Limelight Standard NMS tools	☐	☐
•	Confirm all relevant checklists have been completed for circuits, network hardware, system hardware, and soft configuration.	☐	☐
•	Verify all configurations with Limelight Engineering standards	☐	☐
•	Verify Operating Systems are in accordance with Vendor recommendations	☐	☐
•	Validate that the circuits, backbone and egress capacity is inline with system and network configuration.
•	Validate all Limelight Engineering security components are in compliance.	☐	☐

Additional Backbone Circuit/s:		☐	☐
•	Validate circuit is up and running to Limelight Engineering standards
•	All [*] sessions are connected and correct policies are applied
•	All circuit IDs and directly connected, device details verified and	☐	☐
logged in spreadsheet/DB
•	Interface description is in place and set to Limelight Engineering standards	☐	☐
•	[*] is reporting interface and data in graph is valid	☐	☐
•	Verify engineering allowed a 24 hour burn in time
•	All relevant groups and management are advised that circuit/s is operational

Additional Peering/Transit Circuit/s:		☐	☐
•	Validate circuit/s is up and running to Limelight Engineering standards	☐	☐
•	All [*] sessions are connected and correct policies are applied and any special instance notated	☐	☐
•	All circuit IDs, directly connected device, and circuit bandwidth details verified and logged in spreadsheet/DB	☐	☐
•	Interface description is in place and set to Limelight Engineering standards
•	[*] is reporting interface and data in graph is valid
•	All contact information is logged and distributed amongst relevant groups	☐	☐

Additional Network Devices:
•	Verify role of device
•	Validate hardware specs are up to Limelight Engineering standards	☐	☐
•	Validate device works on console server(s)
•	Log device management IP, all interchangeable hardware, software revision, and attached CSM(s) in spreadsheet/DB	☐	☐
•	Set 24 hour grace period for “In Production” status
•	All relevant groups and management are advised that device is operational		☐

Network Device Software/Configuration/Policy Change Management:
•	Review and verify change reason(s) and back out plan(s)
•	Determine impact to Network and/or Customer services
•	Notify all relevant customers and peers of maintenance and time line
•	Track maintenance progression during possible outage
•	Validate maintenance was completed to specifications and log all issues
•	Notify all relevant customers and peers that maintenance was completed

Site/Equipment Deployment:
•	Review schedule timeline and advise if any discrepancies are found
•	Review maintenance windows for conflicts, determine Network/Customer impact and notify all relevant customers and peers if one is present
•	Schedule remote hands with relevant POP and verify 24 hours prior that remote hands ticket is still in place and that a technician has been assigned to it.

Performance Testing:
•	Keynote – Will be used to test Global Availability, and Load Testing
•	Lab testing – Use of licensed and custom traffic generation software will be used to test the load of the designed solution
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Terms of Acceptance are set forth in Section 2 of the Agreement.
Punch List Items:

Microsoft Corporation	Limelight Networks, Inc.
Name:	Name:
Title:	Title:
Signature:	Signature
Date:	Date:
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EXHIBIT F
CRITERIA FOR DETERMINING ECN NODE READINESS
Limelight will use the ECN process, test and checklist as outlined in Exhibit E. Limelight and Microsoft will jointly develop the specification for each particular [*] ECN Node. Limelight will test the Microsoft instantiated architecture (combination of Limelight Software and Microsoft Hardware Standards) in the Limelight test harness, with the same process and acceptance criteria that Limelight uses to test and accept their own systems. Upon successful testing, Limelight will use the Microsoft instantiation as the basis for its standard deployments. After deployment, Limelight will use the deployment checklist in Exhibit E and successfully conduct the following series of tests (similar to the Content Delivery Service Agreement — Exhibit 4) to ensure the [*] ECN Node is performing at or above that level of service. Once the Node meets all the service level agreement (SLA) requirements Limelight will turn the [*] ECN Node over to Microsoft for acceptance.
Keynote is referenced below — Microsoft and Limelight agreed to use a 3rd party system such as Keynote or Gomez to perform these tests.
Limelight Networks will generate an artificial load of the lesser of (i) two (2) Gbps and (ii) [*] of ECN capacity for 24 hours and run Keynote or Gomez against the [*] ECN Node to verify performance and availability.
Small Object/File Caching and File [*] Services
Small Object/File Caching Service Levels — Keynote

	North America/Europe	Asia — ROW
Daily Availability (%)	[*]	[*]
Performance Improvement	[*]	[*]
over Origin (%) (when excluding DNS lookup times)
1.	Microsoft will select from Keynote’s list of standard groups of agents that are generally available and that have at least thirty five (35) geographically and network globally diverse locations in major metropolitan areas (excludes China).
2.	All Keynote test data to be made available via Microsoft’s Keynote test account. For purposes of clarification, all Keynote days are calculated as GMT.
3.	Keynote tests (frequency of one test per hour per agent) will be configured to perform two (2) http GET operations each hour according to the model below:
a.	A test file (defined in Section (5) below) will be placed on the Microsoft origin server (i.e., origin.customer.com).

b.	One GET operation will be performed to retrieve the file directly from the origin server (i.e. http://origin.customer.com/testobject).

c.	The other GET operation will be performed to retrieve the file through the [*] ECN Node, by requesting the object from the appropriate customer hostname CNAMEd to Limelight (i.e., http://www.customer.com/testobject, where www.customer.com is CNAMEd to Limelight and configured to pull content from origin.customer.com)
4.	The Limelight test object will have a TTL of 6 hours or greater.
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5.	The test content will be a file of approximately 10 KB in size or in certain cases; the file may larger if the typical file size of the property using the Limelight service exceeds 10 KB. In the later case, Limelight must approve in advance the file used for testing.
6.	Raw data will be trimmed once per day to eliminate any measurements that came from an agent experiencing technical problems during the measurement period.
7.	The Availability metrics (as set above) will be based on a daily average of the service and Microsoft’s production web server (measured directly), computed from data captured across all regions and hits.
File [*] Service Levels — Performance and Availability Metrics

Keynote Set:	North America/Europe	Asia-ROW
Daily Availability (%)	[*]	[*]
Daily Performance Improvement	[*]	[*]
over Origin (%) (excluding DNS Lookup)
1.	Microsoft will select from Keynote’s list of standard groups of agents that are generally available and that have at least thirty five (35) geographically and global network diverse locations in major metropolitan areas (excludes China).
2.	All keynote test data to be made available via Microsoft’s Keynote test account. For purposes of clarification, all Keynote days are calculated as GMT.
3.	Keynote tests (frequency of one test per hour per agent) will be configured to perform two (2) http GET operations each hour according to the model below:
a.	A test file (as described in Section (5) below) will be placed on the customer’s origin server (i.e., origin.customer.com).
4.	One GET operation will be performed to retrieve the file directly from the origin server (i.e. http://origin.customer.com/testobject).
5.	The other GET operation will be performed to retrieve the file through the [*] ECN Node, by requesting the object from the appropriate customer hostname CNAMEd to [*] ECN Node (i.e., http://www.customer.com/testobject, where www.customer.com is CNAMEd to [*] ECN Node and configured to pull content from origin.customer.com)
6.	The [*] ECN Node test object will have a TTL of 6 hours or greater.

7.	The test content will be a file of approximately 1 MB in size.
8.	Raw data will be trimmed once per day to eliminate any measurements that came from an agent experiencing technical problems during the measurement period.
Service Level Agreements for Streaming, Storage, and DNS Services
Streaming Service Level Agreement — Service Levels
•	[*] Uptime — The [*] ECN Node will serve content [*] of the time. [*] uptime is defined as no outages during a 24 hour period.
Monitoring Methodology
1.	Microsoft will contract with Keynote Systems to perform the monitoring defined herein. Microsoft will be responsible for the cost of this testing and for coordinating execution of the testing with Keynote, but will provide Limelight with access to the relevant testing account to enable Limelight to track the testing hereunder and investigate any potential performance issues.
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2.	The polling mechanism will request the test file from the [*] ECN Node.

3.	Polling will occur at approximately 15 minute intervals.

4.	Each test request will last 60 seconds during which time various measurements are collected to determine performance under the service commitments described above.

5.	Raw data will be verified at least daily to eliminate any measurements that came from an agent experiencing technical problems during the measurement period.

6.	The test file will meet the following criteria:
a.	The [*] ECN Node test object will have a TTL of 2 hours or greater.

b.	The file storage location will be mutually agreed to by Microsoft and Limelight, but such approval will not be unreasonably withheld.
i.	The file will be a Windows Media file.

ii.	The encoding parameters of the file must be mutually agreed to by Microsoft and Limelight, but such approval will not be unreasonably withheld.
Storage Service Level Agreement — Service Levels
•	[*] Uptime — The [*] ECN Node will serve content [*] of the time. [*] Uptime is defined as no Outages in a 24 hour period.
Monitoring Methodology
•	From at least six (6) geographically and network diverse locations in major metropolitan areas, Limelight will simultaneously poll a test file residing on the Microsoft’s production servers and on the [*] ECN Node’s network

•	The polling mechanism will perform a GET operation for a test file stored on [*] ECN Node Storage:
•	Polling will occur at approximately 15 minute intervals.

•	Raw data will be trimmed once per day to eliminate any measurements that came from an agent experiencing technical problems during the measurement period.

•	The test file will meet the following criteria:
•	The [*] ECN Node test object will have a TTL of 0 to ensure that requests are passed through the [*] ECN Node network to the network Storage

•	The test content will be a file of approximately 10 KB in size.
DNS Service Level Agreement — Service Levels
•	[*] Uptime — The [*] ECN Node will have no outages in a 24 hour period.
Monitoring Methodology
•	From at least five (5) geographically and network diverse locations in major metropolitan areas, Limelight will make a request to the hostname CNAME’d to the [*] ECN Node DNS service.

•	Polling will occur at approximately 3 minute intervals.

•	Raw data will be trimmed once per day to eliminate any measurements that came from an agent experiencing technical problems during the measurement period.
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EXHIBIT G
PRESS RELEASE
LIMELIGHT NETWORKS TEAMS WITH MICROSOFT
TO DELIVER NEXT GENERATION NETWORK
Technology and Services Agreement Will Improve the Performance, Scalability, and Reliability of
Microsoft’s Online Services for Consumers
March XX, 2007 — Tempe, AZ — Limelight Networks, Inc. today announced that it has entered into a major new technology and services agreement with Microsoft under which Limelight will help improve the performance, scalability, and reliability of Internet delivery of media content and online services, including video, music, games, software, and social media, across Microsoft’s global internet properties. Under the agreement, Microsoft and Limelight will cross-license certain technologies, consider joint development projects in the future, and cooperate on extending and improving their respective technology infrastructures. Microsoft and Limelight have also entered into a multi-year relationship under which Limelight Networks will continue to provide global media streaming and content delivery services to Microsoft.
The new technology and services agreement is aimed at radically improving user experiences across the Internet media properties of Microsoft’s globally scaled internet services, which today serve over 460 million unique users per month worldwide. By working together to solve, over time, the Internet’s challenges of media content performance, scale and reliability, Microsoft and Limelight intend to deliver true globally scaled media-caliber experiences to Internet-connected users, to any device and in any format anywhere in the world.
“Today’s digital media initiatives only hint at the full potential of the Internet as a channel for distribution of traditionally produced content and as a platform for the creation of new forms of media and entertainment content,” said xxx, title of Microsoft. “Our agreement with Limelight Networks anticipates Internet audiences and content offerings that are orders of magnitude larger than today. Limelight’s vision, service and technology leadership in Internet delivery of media is a perfect fit with our own vision and initiatives toward the future.”
“Microsoft is widely recognized as a global leader in digital entertainment,” said Jeff Lunsford, chairman and CEO of Limelight Networks. “We are proud to have been chosen for this strategic initiative based on our network and technology’s performance in delivering video for MSNBC.com and game content and video downloads for Xbox Live. Microsoft’s vision for a connected experience closely aligns with our own, including delivery services for the next generation, high definition Internet.”
About Microsoft
Founded in 1975, Microsoft (Nasdaq: MSFT) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.
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About Limelight Networks
Limelight Networks is the high performance content delivery network for digital media, providing massively scalable, global delivery solutions for on-demand and live Internet distribution of video, music, games and downloads. Limelight Networks’ infrastructure is optimized for the large object sizes, large content libraries, and large audiences associated with compelling rich media content. Limelight Networks is the content delivery network of choice for more than 700 of the world’s top media companies. For more information, visit: http://www.llnw.com
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Addendum to the
Edge Computing Network Service and License Agreement
     This Addendum to the Edge Computing Network Service and License Agreement (the “Addendum”) between Limelight Networks, Inc., a Delaware corporation (“Limelight”), and Microsoft Corporation, a Washington corporation (“Microsoft”) is effective as of the 19th day of March, 2007 (“Addendum Effective Date”). This Addendum amends that certain Edge Computing Network Service and License Agreement between Limelight, and Microsoft dated as of the 1st day of March, 2007 (the “Original Agreement”). Capitalized terms used but not defined in this Addendum shall have the meaning ascribed to them in the Original Agreement. Except as expressly set forth in this Addendum, the Original Agreement remains in full force and effect.
Recitals
     WHEREAS, Microsoft and Limelight have executed the Original Agreement and concurrently desire to amend certain terms related to the Limelight Software exception and Traffic Commitment; as set forth in this Addendum;
     NOW, THEREFORE, the Parties hereby agree as follows
Addendum
1. TIME LIMITING LICENSE EXCEPTION. Section 3(c) of the Original Agreement shall be deleted in its entirety and replaced with the following:
     Section 3 (c) Limelight Software License Exception. The license granted by Limelight in Section 3(b) does not include the right to use Limelight Software to [*] during the Exception Period, as defined below. “Exception Period” means the time period commencing on [*] and ending on [*]. Limelight acknowledges and agrees that neither of the following is [*] (i) Microsoft services that are [*], including, but not limited to, those offered under [*], and (ii) Microsoft’s services that are [*]. The Limelight Software License is subject to the limitations expressly set forth in Section 5(a)(3) (Payment of Software License Fee) and Section 17 (d) (Termination/Survival of Limelight Software License).
2. LIMITING LIMELIGHT SOFTWARE TO EXISTING VERSION.
     (a) Replacing Updates with Fixes. The last sentence of Section 3(a) of the Original Agreement shall be deleted in its entirety and replaced with the following:
Limelight Software also includes (i) the know-how and trade secrets expressly set forth in Exhibit C-2 (the “Know-How and Trade Secrets”) and (ii) Fixes.
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     (b) Removing Limelight Software [*] & Updates. Section 3(e) of the Original Agreement shall be deleted in its entirety and replaced with the following:
     Section 3 (e) Limelight Software, Documentation & Fixes. Limelight has no obligation to provide Microsoft [*](“Limelight Software [*]). Limelight shall, through the earlier of [*], and the termination date of this Agreement, provide Microsoft any error corrections intended to mitigate software defects that directly and adversely affect the core service operation, that [*] to the extent that such error corrections are separately identifiable as applicable solely to the Limelight Software, all in [*] and [*] (each a “Fix,” and collectively, the “Fixes”). In no event shall Limelight be required under this Agreement to develop Limelight Software error correction due to a problem that is not attributable to Limelight. Limelight shall, through the earlier of [*], and the termination date of this Agreement, provide Microsoft with reasonable access to intermediate check-ins, final-form [*], designs, diagrams, specifications, requirements, test plans, prototypes and development history for the Limelight Software for which Limelight has the right to disclose [*], and will identify all other software [*].
     (c) Limelight Software License Fee. The last paragraph of Section 5(a)(3) of the Original Agreement shall be deleted in its entirety and replaced with the following:
     For purposes of clarity, the Limelight Software License Fee is the entire payment Microsoft will owe Limelight for Limelight Software license fees, including, Fixes, if any, regardless of how many Fixes Limelight delivers. For purposes of clarity, in the event this Agreement terminates or expires prior to Microsoft’s issuance of the Limelight Software Acceptance, then Microsoft will have no obligation to pay the Limelight Software License Fee and the Limelight Software License shall expire as of the date of termination or expiration, as applicable, of this Agreement.
3. TRAFFIC COMMITMENT.
     (a) Lengthening Traffic Commitment to [*]. The first paragraph of Section 6(c) of the Original Agreement shall be deleted in its entirety and replaced with the following:
During the time period commencing on [*] and ending [*] from the Effective Date, and subject to terms, conditions and limitations set forth in this Agreement, Microsoft shall meet the Traffic Commitment, defined below.
     (b) Increasing Traffic Commitment by [*]. The first sentence of Section 6(c)(1) of the Original Agreement shall be deleted in its entirety and replaced with the following:
“Traffic Commitment” means total usage of CDN Services, where Services are as defined in and used under the Limelight Content Delivery Service Agreement for all Microsoft properties and/or online services in all markets worldwide representing the sum of the billable traffic rate calculated for each month (except for Excluded Service Traffic, defined below) and equal to [*] Mbps-[*] over the

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time period starting [*] (the “Traffic Commitment Start Date”), and ending [*] from the Effective Date (the “Traffic Commitment End Date”), subject to any adjustments as set forth in this Agreement.
     (c) Modifying Adjustments to Traffic Commitment. The first sentence of Section 6(c)(2)(i) of the Original Agreement shall be deleted in its entirety and replaced with the following:
In the event that this Agreement terminates early such that the Term is less than [*], then the Traffic Commitment shall be reduced pro rata based on the actual time period of the Term of this Agreement as compared to [*] (for example, if the Term is [*], then the Traffic Commitment shall be reduced by [*]).
     (d) Including [*] [*] for Traffic Commitment. Section 6(c)(4) of the Original Agreement shall be deleted in its entirety and replaced with the following:
     Section 6(c)(4). Failure to [*] Traffic Commitment.
     (i) [*]. If, by [*] (the “[*] Traffic Commitment End Date”), Microsoft has not met [*] of the Traffic Commitment (the “[*] Traffic Commitment Minimum”), then, subject to all terms, conditions and limitations in this Agreement, Microsoft shall pay Limelight an amount equal to (i) that amount of the [*] Traffic Commitment Minimum not attained as measured in Mbps multiplied by (ii) the weighted average price per Mbps (that is, total invoiced amount in US dollars, or if in another currency, converted into US dollars, divided by the total traffic in Mbps) using the actual traffic volume and invoiced amounts for traffic applicable to the Traffic Commitment over the [*] months prior to the [*] Traffic Commitment End Date (the “[*] Traffic Commitment Payment”).
     (ii) [*]. If, by [*] (the “[*] Traffic Commitment End Date”), Microsoft has not met [*] of the Traffic Commitment (the “[*] Traffic Commitment Minimum”), including any Traffic Commitment satisfied through any prior Traffic Commitment Payments, then, subject to all terms, conditions and limitations in this Agreement, Microsoft shall pay Limelight an amount equal to (i) that amount of the [*] Traffic Commitment Minimum not attained as measured in Mbps multiplied by (ii) the weighted average price per Mbps (that is, total invoiced amount in US dollars, or if in another currency, converted into US dollars, divided by the total traffic in Mbps) using the actual traffic volume and invoiced amounts for traffic applicable to the Traffic Commitment over the [*] months prior to the [*] Traffic Commitment End Date (the “[*] Traffic Commitment Payment”).
     (iii) [*] If, by [*] (the “[*] Traffic Commitment End Date”), Microsoft has not met [*] of the Traffic Commitment (the “[*] Traffic Commitment Minimum”), including any prior Traffic Commitment satisfied through any Traffic Commitment Payments, then, subject to all terms, conditions and limitations in this Agreement, Microsoft shall pay Limelight an amount equal to (i) that amount of the [*] Traffic Commitment Minimum not attained as measured in Mbps multiplied by (ii) the weighted average price per Mbps (that is, total invoiced amount in US dollars, or if in another currency, converted into US

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dollars, divided by the total traffic in Mbps) using the actual traffic volume and invoiced amounts for traffic applicable to the Traffic Commitment over the [*] months prior to the [*] Traffic Commitment End Date (the “[*] Traffic Commitment Payment”).
     (iv) [*]. If, by [*] (the “[*] Traffic Commitment End Date”), Microsoft has not met [*] of the Traffic Commitment (the “[*] Traffic Commitment Minimum”), including any prior Traffic Commitment satisfied through any Traffic Commitment Payments, then, subject to all terms, conditions and limitations in this Agreement, Microsoft shall pay Limelight an amount equal to (i) that amount of the [*] Traffic Commitment Minimum not attained as measured in Mbps multiplied by (ii) the weighted average price per Mbps (that is, total invoiced amount in US dollars, or if in another currency, converted into US dollars, divided by the total traffic in Mbps) using the actual traffic volume and invoiced amounts for traffic applicable to the Traffic Commitment over the [*] months prior to the [*] Traffic Commitment End Date (the “[*] Traffic Commitment Payment”).
     (v) [*] If, by the Traffic Commitment End Date, Microsoft has not met the [*], then, subject to all terms, conditions and limitations in this Agreement, Microsoft shall pay Limelight an amount equal to (i) that amount of the Traffic Commitment not attained as measured in Mbps including any Traffic Commitment satisfied through any prior Traffic Commitment Payments made multiplied by (ii) the weighted average price per Mbps (that is, total invoiced amount in US dollars, or if in another currency, converted into US dollars, divided by the total traffic in Mbps) using the actual traffic volume and invoiced amounts for traffic applicable to the Traffic Commitment over the [*] prior to the Traffic Commitment End Date (the “[*] Traffic Commitment Payment”).
     (vi) For example, if by [*]Microsoft has satisfied [*] Mbps-months of the entire Traffic Commitment, and the weighted average price per Mbps for [*] was [*] per Mbps, then the [*] Traffic Commitment Payment would be equal to:[*], and upon payment of such amount, the amount of Traffic Commitment satisfied as of [*] would be equal to [*] of the Traffic Comment. The [*] Traffic Commitment Payment, [*] Traffic Commitment Payment, [*] Traffic Commitment Payment, [*] Traffic Commitment Payment, and [*] Traffic Commitment Payment are each a “Traffic Commitment Payment,” and collectively the “Traffic Commitment Payments.” Microsoft will pay any Traffic Commitment Payment under the terms of Section 5(c)-(e), subject to Limelight’s submission of an invoice, as set forth in Section 5(d).
4. EXTEND TERM OF AGREEMENT TO [*]. Section 17(a) of the Original Agreement shall be deleted in its entirety and replaced with the following:
     Section 17 (a) Duration. Subject to Section 17(b)-(c) hereof, the period of time during which this Agreement shall be in effect (the “Term”) commences on the Effective Date and shall continue for a period of [*] thereafter. This Agreement shall be renewable by mutual agreement of Microsoft and Limelight.

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In the event of any conflict between this Addendum and Original Agreement, this Addendum shall control.

Limelight Networks, Inc.		Microsoft Corporation
2220 West 14th Street		One Microsoft Way
Tempe, AZ 85281		Redmond, WA 98052

Signature:	/s/ Jeffrey W. Lunsford	Signature:	/s/ Debra Chrapaty

Printed Name: Jeffrey W. Lunsford		Printed Name: Debra Chrapaty
Title: CEO		Title: Vice President
Date: 3/20/07		Date: 3/19/07

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Exhibit-10.15
Edge Computing Network Service and License Agreement
     This Edge Computing Network Service and License Agreement (the “Agreement”) between Limelight Networks, Inc., a Delaware corporation (“Limelight”), and Microsoft Corporation, a Washington corporation (“Microsoft”) is effective as of the 1st day of March, 2007 (“Effective Date”). Limelight and Microsoft are sometimes jointly referred to as the “Parties” and individually referred to as a “Party.”
Recitals
WHEREAS, Limelight is in the business of providing content delivery network services; and
WHEREAS, Microsoft is the business of providing software, services and Internet technologies for personal and business computing; and
WHEREAS, Microsoft desires to establish an edge computing network and technology that is an extension of currently existing content delivery networks; and
WHEREAS, Microsoft desires to utilize Limelight’s expertise in building, maintaining and supporting an edge computing network; and
WHEREAS, Limelight is prepared to (1) perform certain professional services, (2) perform certain support services, and (3) license software, know how, trade secrets, and pending patent rights pursuant to the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
Agreement
1. DEFINITIONS.
     “Advance” shall have the meaning given in Section 5(b).
     “Additional Professional Services Payment” shall have the meaning given in Section 2(e).
     “Agreement” shall mean this Edge Computing Network Service and License Agreement, including all exhibits and other attachments hereto, as the same may be amended from time to time.
     “Catch Up Payment” shall have the meaning given in Section 2(e).
     “Confidential Information” shall have the meaning given in the NDA.
     “CDN” means content delivery network.
     “Disputed Amount” shall have the meaning given in Section 5(e).
     “ECN Node Co-Location Agreement” shall have the meaning given in Section 2(a).
     “Effective Date” shall have the meaning given in the first paragraph of this Agreement.
     “Enhanced [*] Manager” shall have the meaning given in Section 4(a).
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     “Enhanced [*] Manager IPR” shall have the meaning given in Section 4(a).
     “Excluded License” shall have the meaning given in Section 4(b).
     “Excluded Service Traffic” shall have the meaning given in Section 6(c).
     “Excluded Software” shall have the meaning given in Section 3(a).
     “Fees” shall have the meaning given in Section 5(a).
     “Fix” shall have the meaning given in Section 3(e).
     “First [*] ECN Node” shall have the meaning given in Section 2(b).
     “Force Majeure” means any cause beyond a Party’s reasonable control, including acts of war, acts of God, terrorism, earthquake, flood, embargo, riot, sabotage, labor shortage or dispute, governmental act or failure of the Internet (not resulting from the actions or omissions of such Party).
     “Form Co-Location Agreement” shall have the meaning given in Section 2(a).
     “Interconnection Points” shall have the meaning given in Section 8(a).
     “Intellectual Property Rights” means all trade secrets, patents, copyrights, trademarks, moral rights, and any similar rights of any type under the laws of any governmental authority, domestic or foreign, as well as applications for any such rights.
     “Know-How and Trade Secrets” has the meaning given in Section 3(a).
     “Licensed Patents” shall have the meaning given in Section 7(a).
     “Licensed Pending Patents” shall have the meaning given in Section 7(b)
     “Limelight Change of Control” shall mean a transaction or a series of related transactions: (i) in which one or more related parties that did not previously own or control at least a fifty percent (50%) equity interest in Limelight, obtains ownership or control of at least a fifty percent (50%) equity interest in Limelight; or (ii) in which Limelight sells all or substantially all of its assets.
     “Limelight Claims” shall have the meaning given in Section 14(b).
     “Limelight Indemnified Parties” shall have the meaning given in Section 14(b).
     “Limelight Content Delivery Service Agreement” means that certain Content Delivery Service Agreement dated as of March 1, 2007 between Microsoft and Limelight.
     “Limelight Software” shall have the meaning given in Section 3(a).
     “Limelight Software Acceptance” shall have the meaning given in Section 3(d).
     “Limelight Software Delivery Date” shall have the meaning given in Section 3(d).
     “Limelight Software Fee” shall have the meaning given in Section 5(a).
     “Limelight Software [*]” shall have the meaning given in Section 3(e).
     “Limelight Technical Support Director” shall have the meaning given in Section 6(c).
     “Party” or “Parties” shall have the meaning given in the first paragraph of this Agreement.

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     “Microsoft Affiliate” shall mean any entity that directly or indirectly controls, is controlled by or is under common control of Microsoft.
     “Microsoft Claims” shall have the meaning given in Section 14(a).
     “Microsoft Edge Computing Network Support Services” shall have the meaning given in Section 2(c).
     “Microsoft Edge Computing Network Specifications” shall have the meaning given in Section 2(a).
     “[*] ECN Node” and “[*] ECN Nodes” shall have the meaning given in Section 2(a).
     “[*] ECN Node Acceptance” shall have the meaning given in Section 2(b).
     “[*] ECN Node Rejection” shall have the meaning given in Section 2(b).
     “[*] ECN Node Space” shall have the meaning given in Section 2(a).
     “[*] ECN Node Equipment/Connectivity” shall have the meaning given in Section 2(a).
     “Microsoft Indemnified Parties” shall have the meaning given in Section 14(a).
     “Microsoft Modifications” shall have the meaning given in Section 3(f).
     “Microsoft Responsibilities” shall have the meaning given in Section 2(b).
     “[*] Traffic” shall have the meaning given in Section 6(c).
     “MVG” shall mean the Microsoft Vendor Guidelines which may be modified by Microsoft from time to time and which are available at http://www.microsoft.com/about/companyinformation/procurement/process/contracting.asp. In the event there is a conflict between the MVG and this Agreement, then this Agreement shall control.
     “NDA” shall have the meaning given in Section 10(a).
     “Patent Claims” shall have the meaning given in Section 14(a).
     “Peer Route Utilization” shall have the meaning given in Section 8(c).
     “Personal Information” shall have the meaning given in Section 12(a).
     “Professional Services” shall have the meaning given in Section 2(a).
     “Professional Services Fees” shall have the meaning given in Section 5(a).
     “Professional Services Fee End Date” shall have the meaning given in Section 2(e).
     “Publicly Available Software” shall mean each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models; and (ii) any software that requires as a condition of use, modification and/or distribution of such software that such software or other software incorporated into, derived from or distributed with such software (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; or (c) be redistributable at no charge. Publicly Available Software includes, without limitation, software licensed or distributed under any of the following licenses

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or distribution models, or licenses or distribution models similar to any of the following: (a) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (b) The Artistic License (e.g., PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), (f) the Sun Industry Source License (SISL), and (g) the Apache Server license.
     “Readiness Criteria” shall have the meaning given in Section 2(b).
     “Services” shall mean Professional Services, Support Services, and any other services performed by Limelight under this Agreement.
     “Software Error” shall have the meaning given in Section 3(d).
     “Streaming” means the transfer of data in a stream of packets that are interpreted and rendered, in real time, by a software application as the packets arrive.
     “Subcontractor” shall have the meaning given in Section 9.
     “Support Services” shall have the meaning given in Section 2(c).
     “Successful Test Deployment” shall have the meaning given in Section 3(d).
     “Support Services Fees” shall have the meaning given in Section 5(a).
     “Traffic Commitment” shall have the meaning given in Section 6(c).
     “Traffic Commitment End Date” shall have the meaning given in Section 6(c).
     “Traffic Commitment Payment” shall have the meaning given in Section 6(c).
     “Traffic Commitment Report” shall have the meaning given in Section 6(c).
     “Traffic Commitment Start Date” shall have the meaning given in Section 6(c).
     “Term” shall have the meaning given in Section 17(a).
     “Transition Period” shall have the meaning given in Section 17(e).
     “Update” shall have the meaning given in Section 3(e)
     “[*] Traffic” shall have the meaning given in Section 6(c).
2. LIMELIGHT SERVICES.
     (a) Building [*] ECN Nodes. Limelight shall provide professional services (“Professional Services”) to assist Microsoft in architecting, designing, and building Microsoft edge computing node facilities at specified locations, as recommended by Limelight and as finally determined by Microsoft, around the world (each, a “[*] ECN Node”, and collectively, the “[*] ECN Nodes”) [*], consistent with the operations, specifications, timelines, and other requirements contained in Exhibit A-1 to this Agreement (“Microsoft Edge Computing Network Specifications”).
     1. Initial Planning. Limelight and Microsoft shall meet one or more times (split between Redmond, WA and Phoenix, AZ) for initial planning to develop a summary plan, along with a detailed plan if the Parties agree that it is immediately

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necessary, for architecting, designing and building the First [*] ECN Node (defined below) integrated with Limelight’s CDN logical locations.
     2. [*] ECN Node Space. Microsoft shall be responsible for obtaining space for [*] ECN Nodes (“[*] ECN Node Space”). To assist Microsoft in obtaining [*] ECN Node Space, at Microsoft’s request, Limelight shall give Microsoft notice if the option is available for Microsoft to obtain [*] ECN Node Space through co-location in Limelight content delivery network facilities. If so, then Microsoft’s use shall be under the terms of the form co-location agreement set forth in Exhibit D (the “Form Co-Location Agreement”). In such case, Limelight and Microsoft shall (i) complete the Form Co-Location Agreement for a particular [*] ECN Node or other necessary equipment (e.g., a single server) (the “ECN Node Co-Location Agreement”) and (ii) sign such ECN Node Co-Location Agreement prior to the deployment of the applicable [*] ECN Node for such ECN Node Co-Location Agreement. Once an ECN Node Co-Location Agreement has been executed by both Parties, Microsoft’s responsibility for all charges associated with such [*] ECN Node (except for Support Services) shall be as set forth in the applicable ECN Node Co-Location Agreement.
     3. [*] ECN Node Equipment & Connectivity. As part of the Professional Services Limelight provides Microsoft under this Agreement, Limelight shall identify in writing the equipment and connectivity needed for [*] ECN Nodes (“[*] ECN Node Equipment/Connectivity”) and shall update the list of identified [*] ECN Node Equipment/Connectivity from time to time as is reasonably necessary. It shall be Microsoft’s responsibility to obtain [*] ECN Node Equipment/Connectivity.
     (b) [*] ECN Node Readiness.
     1. Initial Deployment will be One [*] ECN Node. Limelight and Microsoft agree that the initial deployment under this agreement will be one [*] ECN Node [*] (the “First [*] ECN Node”). Limelight and Microsoft further agree that the First [*] ECN Node will be deployed in Microsoft’s [*] facility or such other location in the United States as the Parties agree. The process for accepting the First [*] ECN Node is set forth below. The Parties agree that no subsequent [*] ECN Nodes will be deployed, and Limelight has no obligation to perform, or to continue to perform, any services in support of the deployment of any subsequent [*] ECN Nodes, until after Microsoft has accepted the First [*] ECN Node and has issued the Limelight Software Acceptance.
     2. Subsequent Deployment of [*] ECN Node. Upon completion of a [*] ECN Node (including, for purposes of clarity, the First [*] ECN Node), Limelight shall provide Microsoft an ECN Node Readiness Certificate in the form of Exhibit E along with all materials supporting such ECN Node Readiness Certificate. The completion criteria that Limelight shall use in assessing ECN Node readiness shall be substantially the same as the criteria that Limelight uses in assessing the readiness of its own new CDN logical locations (the “Readiness Criteria”). The current criteria that Limelight uses in assessing the readiness of its own new CDN logical locations are provided in Exhibit F and may be updated by Limelight from time to time upon notice to Microsoft. Microsoft shall have [*] after Limelight has issued the ECN Node Readiness Certificate to either (i) accept the ECN Node Readiness Certificate (a “[*] ECN Node Acceptance”) or (ii) dispute in good faith the actual readiness of the [*] ECN Node by

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specifying in writing and with reasonable detail how the [*] ECN Node fails to meet the Readiness Criteria (a “[*] ECN Node Rejection”). If Microsoft does not submit a [*] ECN Node Acceptance or [*] ECN Node Rejection to Limelight within the notice period set forth in the preceding sentence, then it shall be deemed that the [*] ECN Node has been accepted. If Microsoft issues a [*] ECN Node Rejection, then Limelight shall have up to [*] to provide conclusive evidence that such [*] ECN Node actually meets the Readiness Criteria. After providing such conclusive evidence, Limelight shall issue the ECN Readiness Certificate for such [*] ECN Node and the [*] ECN Node Acceptance shall be deemed issued for such [*] ECN Node. If Limelight repeatedly fails to deliver any [*] ECN Node with an ECN Node Readiness Certificate accepted by Microsoft within the mutually agreed dates set in accordance with this Agreement, then, unless such failure is caused by Microsoft’s failure to meet its obligations in Section 2(b)(4), Microsoft may, at its option: (i) accept and retain the [*] ECN Node with all rights and obligations as set forth in this Agreement for such [*] ECN Node; (ii) extend the period for acceptance; or (iii) except for cases where the failure to deliver any [*] ECN Node with an ECN Node Readiness Certificate accepted by Microsoft within the mutually agreed dates set in accordance with this Agreement is caused by Force Majeure, terminate this Agreement for cause pursuant to Section 17, provided, however, that, if Microsoft elects to terminate this Agreement under the circumstances provided for in this section, Microsoft need not provide Limelight the cure period specified in Section 17 and Microsoft will only be responsible for those charges that have accrued as of the termination date. For purposes of clarity, Microsoft’s selection of an option (as set forth in the immediate preceding sentence) for one [*] ECN Node, shall not dictate the option, if any, Microsoft may chose for any other applicable [*] ECN Node.

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     3. After Issuing the ECN Node Readiness Certificate. Within a reasonable period of time after issuing the ECN Node Readiness Certificate, Limelight shall (i) to the extent practicable, manage the routing of user content requests for Microsoft-delivered content to the applicable (based on standard criteria, such as logical Internet location and [*] ECN Node availability) [*] ECN Node, (ii) to the extent practicable, manage the satisfaction of user content requests for Microsoft-delivered content from the applicable (based on standard criteria, such as logical Internet location and [*] ECN Node availability) [*] ECN Node; (iii) manage such [*] ECN Node, (iv) monitor the [*] ECN Node for the parameters set forth in Exhibit F, and, (v) deliver all such monitoring results to Microsoft. Limelight will utilize a process for integrating new [*] ECN Nodes into the integrated delivery infrastructure that is similar to Limelight’s own process for integrating its own new CDN logical locations into its infrastructure. This process may include beginning with a minority of deliverable content and gradually increasing the content delivered through the node/location over a period of time, until reaching full utilization of the node/location. At any time that Limelight determines that a [*] ECN Node is not ready for production utilization or is operating in a substandard fashion, or at any time that Microsoft reasonably believes that a [*] ECN Node is not ready for production utilization or is operating in a substandard fashion and so notifies Limelight, Limelight may reduce its utilization of, or cease utilizing completely, that [*] ECN Node until Limelight is able to restore the [*] ECN Node to full readiness. For clarity, all communications facilities charges related to [*] ECN Nodes, including collocation charges, Internet connection charges, variable charges based on traffic and network utilization, network facilities connecting the [*] ECN Node to the Limelight network, and all other charges, shall be (if [*] ECN Node Space is obtained through co-location in Limelight content delivery network facilities) as set forth in the applicable ECN Node Co-Location Agreement or paid as set forth in Section 2(e), and if Microsoft obtains [*] ECN Node Space independently of Limelight, then Microsoft shall be independently responsible for these charges.
     4. Microsoft Responsibility in ECN Node Readiness. Microsoft acknowledges it has certain responsibilities set forth in Exhibit A-2 that are important in helping ensure each [*] ECN Node is capable of receiving an ECN Node Readiness Certificate (the “Microsoft Responsibilities”). Microsoft and Limelight shall communicate with reasonable frequency about the scope and definition of the Microsoft Responsibilities and Microsoft’s progress in discharging the Microsoft Responsibilities for each [*] ECN Node. Microsoft and Limelight shall amend in writing the definition of the Microsoft Responsibilities as is reasonably necessary (i) within [*] of the Effective Date, and/or (ii) within [*] of the issuance of a [*] ECN Node Acceptance for the First [*] ECN Node. Microsoft shall use commercially reasonable efforts to discharge the Microsoft Responsibilities. In the event that [*] prior to a scheduled [*] ECN Node delivery date Microsoft has not discharged the Microsoft Responsibilities for such [*] ECN Node after the exercise of commercially reasonable efforts, then Microsoft and Limelight shall discuss strategies and alternatives to the given [*] ECN Node, including, but not limited to, deploying such [*] ECN Node in another location.

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     (c) [*] ECN Node Support Services. Limelight shall provide Microsoft services (“Support Services”) to support and maintain [*] ECN Nodes, and the Services defined in the Limelight Content Delivery Service Agreement, all consistent with the specifications, timelines, service levels, and other requirements contained in Exhibit B-1 to this Agreement (“Microsoft Edge Computing Network Support Services”). Limelight will provide to Microsoft (i) Tier 1, Tier 2, and Tier 3 Support Services (as set forth in Exhibit B-1) for the period commencing on the Effective Date plus two months and ending [*] later, and (ii) Tier 3 Support Services for the period commencing [*] after the Effective Date plus two months and ending [*] later.
     (d) New Features for Limelight Software. Except as expressly set forth in Section 3(e), Limelight has no obligation to modify Limelight Software, including, but not limited to, providing new functionality, revised functionality, and earlier implementation of planned functionality.
     (e) Committed Amount of Services; Catch Up Payment; Maximum Service Hours. Microsoft shall have the right to use Professional Services, of the type and up to the maximum number of hours for each type of Professional Services as specified in Exhibit B-2, from the Effective Date through July 31, 2010 (the “Professional Services Fee End Date”) for the purpose of fully deploying twenty-four (24) [*] ECN Nodes resulting in total Professional Services Fees of $[*] (except as set forth below). Limelight shall report to Microsoft (i) monthly on the hours for each type of Professional Service used for such month, and (ii) quarterly on the total hours used as compare to the allocation, projection and maximum number of hours for each type of Professional Services as set forth in Exhibit B-2. At Microsoft’s election, Limelight will meet and discuss the number of hours of Professional Services used with the objective of helping ensure that all [*] ECN Nodes will be deployed without the need for any Additional Professional Services Payment, and the Parties will use good faith efforts to adjust staffing for Professional Services to meet that goal and the objectives of this Agreement. In the event that as of the Professional Service Fee End Date this Agreement has not been terminated and Limelight is not in material breach of this Agreement, then such Professional Services will be deemed fully utilized by Microsoft and all Professional Services Fees will be deemed fully earned by Limelight as of the Professional Service Fee End Date, whether or not all [*] ECN Nodes have been deployed, and Microsoft shall pay Limelight an amount equal to $[*] minus the total amount of Professional Fees accruing as of the Professional Service Fee End Date (the “Catch Up Payment”). In the event that Microsoft utilizes Professional Services such that the type and total hours at the corresponding hourly rate of Professional Services (as set forth in Exhibit B-2) totals $[*] or more, then Microsoft shall pay for any additional Professional Services in excess of $[*] at the applicable hourly rates set forth in Exhibit B-2 (the “Additional Professional Services Payment”). Microsoft will pay the Catch Up Payment and any Additional Professional Services Payment under the terms of Section 5(c)-(e), subject to Limelight’s submission of an invoice, as set forth in Section 5(d).
     (f) Additional Items. Modifications to any exhibits may be added to this Agreement from time to time with the mutual written agreement of Limelight and Microsoft and, when so added, such modifications will become part of the applicable exhibit to which it pertains. Except for Fees and Advance set forth in Section 5 (but including all other obligations in Section 5), Limelight shall be responsible at its own cost for any and all equipment and/or software necessary to adequately perform its obligations under this Agreement. Upon Microsoft’s request, Limelight will meet with Microsoft to review Limelight’s performance and any issues

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related to Limelight’s compliance with the performance standards in this Agreement (including, without limitation, the Microsoft Edge Computing Support Services, as set forth in Exhibit B-1). Limelight agrees that it will not use any Microsoft facilities and/or any Microsoft-provided equipment (including any equipment owned, leased or rented by Limelight for performing its obligations under this Agreement) to perform services for any person or entity other than Microsoft, without the prior written consent of Microsoft. In the event Microsoft provides Limelight with Microsoft equipment for Limelight’s use in the performance of its obligations under this Agreement, Limelight assumes the risk of loss, damage, theft or disappearance for all such Microsoft equipment while in Limelight’s care, custody or control. In addition, Limelight shall take no actions which affect Microsoft’s title or interest in such Microsoft equipment.
     (g) Project Reviews; Personnel. Microsoft and Limelight will meet reasonably frequently, but at least weekly (decreasing to monthly after [*] of this Agreement), to review the project objectives, scope and schedule; update or modify the schedule as needed; and to review the status of performance for meeting the schedule and other requirements set forth in this Agreement. For purposes of clarity, nothing in this section shall be construed as permitting an informal process for amending this Agreement. Amendments to this Agreement may be made only as set forth in Section 21(g). The Parties will create and send a single project report containing risks and issues to identified team members at Microsoft and Limelight. Reasonably soon after the Effective Date, but not later than [*], Limelight shall designate a project program manager who shall be responsible for coordinating this meeting and creating the report referenced in this section. Limelight may modify the designation of the project program manager from time to time. Limelight agrees that it will consider Microsoft feedback regarding any Limelight employee or Subcontractor.
     (h) Financial Information. In the event that Limelight learns that it has become or will become insolvent, then, within [*] after Limelight so learns, Limelight shall submit financial statements to Microsoft in sufficient detail to allow Microsoft to determine whether Limelight shall be capable of continuing to perform its obligations hereunder, if and to the extent such detailed financial statements are available to Limelight.
     (i) Non-Exclusivity; No Other Minimums. The Parties hereto agree that nothing contained in this Agreement shall be construed as (i) creating an exclusive relationship between the Parties or (ii) except as expressly set forth in Section 6(c), requiring Microsoft to obtain any minimum level of services from Limelight.
     (j) Additional Terms and Conditions for Professional Services. All obligations of Limelight under this Agreement to provide services of any kind, whether consulting, advising, recommending, assisting, developing software or requirements, or any other activity of any kind that requires the work of individuals (except sales activities), will be performed by Limelight by providing Professional Services. Such Professional Services are limited to the type and the maximum number of hours for each type of Professional Services as set forth in Exhibit B-2, and are billable to Microsoft as set forth in Section 2(e) and Section 5(a)(1).

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3. LICENSES OF SOFTWARE AND INTELLECTUAL PROPERTY.
     (a) Limelight Software Definition. “Limelight Software” means software that as of the Effective Date is used or required to plan, build, test, deploy, provide, maintain, support, validate, secure, operate or bill any and all of Limelight’s [*] client-installed [*] manager, and dynamic computational services, and including, but not limited to, Limelight’s [*]. Limelight software shall not include the Excluded Software, defined below. “Excluded Software” means (i) any software that Limelight does not have the [*]; (ii) software that is used to deploy, provide, maintain, support, validate, secure, operate or bill Limelight’s content delivery services for Adobe Flash Streaming, Real Networks Real Media on-demand and Streaming; Apple QuickTime or other Apple format on-demand and Streaming; Shoutcast, Icecast, and other MP3 audio on-demand and Streaming formats; and NNTP; (iii) software branded by Limelight as [*]”; and (iv) Limelight’s [*]. With respect to the [*], to the extent that Limelight can readily separate some or all of the software functionality that executes URL redirections for the purpose of dividing services between service delivery infrastructures, then the programs and related documentation (if any) that are readily separable will be included as part of the Limelight Software. In the event that Limelight cannot readily separate some or all of the software functionality that executes URL redirections for the purpose of dividing services between service delivery infrastructures, then Limelight will inform Microsoft how to build software functionality reasonably equivalent to the software functionality that was not readily separable, as set forth in the preceding sentence. A partial list of file names comprising Limelight Software is listed on Exhibit C-1 and a partial list of specifications for Limelight Software is forth in Exhibit C-3. Limelight Software also includes (i), the know-how and trade secrets expressly set forth in Exhibit C-2 (the “Know-How and Trade Secrets”) and (ii) Updates.
     (b) Limelight Software License. Limelight, under all of its Intellectual Property Rights, hereby grants to Microsoft:
     1. a non-exclusive, fully paid up, unlimited (except as set forth in Section 3(c)), worldwide, [*] and irrevocable right and license to install, copy, use, modify and create derivative works of the Limelight Software in [*];
     2. a non-exclusive, fully paid up, unlimited (except as set forth in Section 3(c)), worldwide, [*] and irrevocable right and license to install, copy, use, modify and create derivative works of the Limelight Software in [*];
     3. a non-exclusive, fully paid up, unlimited (except as set forth in Section 3(c)), worldwide, [*] and irrevocable right and license to use the Know-How and Trade Secrets, and
     4. the right to sublicense the rights set forth in this section, in whole or in part, to Microsoft Affiliates and contractors (but only for such contractors’ use in performing their obligations under their agreements with Microsoft or Microsoft Affiliates, as applicable), or as otherwise necessary to achieve the objectives set forth in this Agreement.
     (c) Limelight Software License Exception. The license granted by Limelight in Section 3(b) does not include the right to use Limelight Software [*]. Limelight acknowledges and agrees that as of the Effective Date, none of the services publicly available and offered under [*]. The Limelight Software License is subject to the limitations expressly set forth in Section

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5(a)(3) (Payment of Software License Fee) and Section 17 (d) (Termination/Survival of Limelight Software License).
     (d) Limelight Software Delivery & Acceptance. Promptly after the execution of this Agreement, but not later than [*], Limelight shall deliver the Limelight Software to Microsoft in [*] only (along with an offer to provide a complete machine-readable copy of the corresponding [*] solely for the open source software modules listed in Exhibit C-1), along with a list of all software required to make the Limelight Software fully operational that Limelight does not deliver. The date on which Limelight initially delivers the Limelight Software and list of other software to Microsoft will be the “Limelight Software Delivery Date.” Promptly after the Limelight Software Delivery Date, Microsoft shall commence deploying the Limelight Software in an internal, production test environment for the purpose of having the Limelight Software fully operational in such production test environment (the “Successful Test Deployment”). After (i) the Successful Test Deployment, and (ii) Microsoft’s issuance of the ECN Node Acceptance for the First [*] ECN Node (satisfaction of both being the “Limelight Software Acceptance”), the Limelight Software License Fee shall be due as set forth in Section 5(a)(3), and Limelight will deliver the Limelight Software to Microsoft in [*] and [*]. Microsoft may notify Limelight at any time of any potential defect it identifies in the Limelight Software (each such potential defect being a “Software Error”) by notifying Limelight in writing or by opening a ticket on Limelight’s electronic incident reporting system, providing as much detail as is reasonably possible. Limelight shall respond to Software Error notifications within a reasonable period of time. Software Errors that are not actual software defects, but that reflect the correct operation of the Limelight Software, will not be corrected. Any Software Error reported during the Term that is identified by Limelight as constituting an actual software defect will be corrected by Limelight within a reasonable period of time. If Limelight repeatedly fails to correct Software Errors that preclude either the Successful Test Deployment or the Limelight Software Acceptance, then Microsoft may, at its option: (i) accept and retain the Limelight Software with all rights and obligations as set forth in this Agreement for such Limelight Software by issuing the Limelight Software Acceptance; or (ii) terminate this Agreement for cause pursuant to Section 17, provided, however, that, if Microsoft elects to terminate this Agreement under the circumstances provided for in this section, Microsoft need not provide Limelight the cure period specified in Section 17 and Microsoft will only be responsible for those charges that have accrued as of the termination date. For purposes of clarity, Microsoft’s selection of an option (as set forth in the immediate preceding sentence) for Successful Test Deployment, shall not dictate the option, if any, Microsoft may chose for Limelight Software Acceptance.
     (e) Limelight Software Updates & Documentation. Commencing after the Effective Date, Limelight shall provide Microsoft (i) [*], and (ii) all error corrections, bug fixes, enhancements, revisions or modifications to the Limelight Software, all in [*] and [*], that Limelight makes to the Limelight Software through the Term, and (iii) all error corrections intended to mitigate software defects that directly and adversely affect the core service operation, that Limelight makes in its own deployed instance(s) of the Limelight Software, to the extent that such error corrections are separately identifiable as applicable solely to the Limelight Software, all in [*] and [*], occurring during the Term (subpart (ii) and (iii) are each a “Fix,” and collectively with the Limelight Software [*], the “Updates”). For purposes of clarity, nothing in this Agreement shall be construed as requiring

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Limelight to release Limelight Software [*]. Limelight shall have no obligation to create any error correction or update to any of the Limelight Software after the Term, whether or not Microsoft identifies a software error after that date. Microsoft understands and acknowledges that Limelight may in the future replace some or all modules of the Limelight Software within Limelight’s own operations, and that once Limelight has replaced a module of the Limelight Software with a replacement module, that Limelight will make no further error corrections to, or updates to, the replaced module. Also, in the event that Limelight deploys Limelight Software [*], then Limelight will cease supporting the first version of the Limelight Software a reasonable time after the later of the date that: (i) Limelight delivers Microsoft Limelight Software [*]; and (ii) Limelight fully deploys Limelight Software [*] throughout its own production environment. In no event shall Limelight be required under this Agreement to develop Limelight Software error correction due to a problem that is not attributable to Limelight. Limelight shall provide Microsoft with reasonable access to intermediate check-ins, final-form [*], designs, diagrams, specifications, requirements, test plans, prototypes and development history for the Limelight Software for which Limelight has the right to disclose [*], and will identify all other software used in or relied upon in the Limelight Software which is currently deployed and operated within the Limelight contend delivery network.
     (f) Microsoft Modification of Limelight Software. In the event that Microsoft modifies the Limelight Software, then Microsoft, in its sole discretion, may elect to deliver source and [*] for such modifications to Limelight under the license set forth in this section. For purposes of clarity, nothing in this section shall be construed as requiring Microsoft to deliver or license to Limelight any software, including modifications of the Limelight Software. Subject to the provisions of this Agreement, in the event that Microsoft delivers its modifications of the Limelight Software to Limelight, in either source or [*], then with respect to such delivered software (the “Microsoft Modifications”), Microsoft hereby grants Limelight a perpetual, non-exclusive, non-assignable, nontransferable, worldwide, personal, limited license to use the Microsoft Modifications solely for Limelight’s content delivery network service. In the event that Microsoft licenses Microsoft Modifications to Limelight under this section and Limelight chooses to use such Microsoft Modifications, then, subject to appropriate Limelight business and strategic evaluation, functional evaluation, review, testing and other quality assurance activities, Limelight will use commercially reasonable efforts to evaluate the Microsoft Modifications for deployment in, or in conjunction with, Limelight’s deployment of Limelight Software, provided that, such deployment of Microsoft Modifications does not interfere with, conflict with, negatively affect, or otherwise harm Limelight’s business, operations, financial performance, or industry reputation; and if necessary and if Limelight has elected to deploy the Microsoft Modifications, Limelight will use commercially reasonable efforts to enable Microsoft, at Microsoft’s expense, to deploy additional systems within Limelight’s service delivery infrastructure which can communicate directly with Microsoft Modifications, provided that such systems do not interfere with, conflict with, or otherwise harm Limelight’s business.
     (g) Microsoft Caused Software Errors. In the event that Microsoft reports to Limelight or Limelight otherwise identifies a Software Error (for example, due to degraded performance) and such Software Error is found to have been contained within or caused by Microsoft’s modification of the Limelight Software, then any Tier 3 engineering resources used to identify and resolve or otherwise correct such Software Error shall be chargeable as

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Professional Services as set forth in this Agreement. For purposes of clarity, any Tier 3 engineering resources used to identify and resolve or otherwise correct any other Software Errors, including those caused by Microsoft Modifications that Limelight introduces into the Limelight Software code base will not be chargeable as Professional Services.
4. OTHER SOFTWARE
     (a) Enhanced [*] Manager. Limelight and Microsoft may elect to [*] based on Limelight’s [*]. If the Parties so elect, then the Parties shall establish a written program and agreement, manually signed by each Party, for [*] a specification for the Enhanced [*] Manager, a schedule for [*] Enhanced [*] Manager, a list of persons assigned to perform program management, software development and testing, and including such other details as are reasonably necessary for [*]. All Intellectual Property Rights that are created, developed, written, conceived or first reduced to practice as a result of [*] Enhanced [*] Manager [*] shall be allocated as expressly set forth in the written agreement for such Enhanced [*] Manager [*].
     (b) Other Microsoft Software. If Microsoft provides software, related materials or other items (such as documentation, photographs, music, graphics, multimedia, prototypes, or demos) for Limelight’s use to perform Services, other than Microsoft Modifications (which is governed by Section 3(f)) or the Enhanced [*] Manager (which is governed by Section 4(a)), then Limelight’s use of the software or item shall be governed by the license which is contained in it or accompanies such software or item when delivered to Limelight. If no such license exists, then Microsoft grants Limelight a nonexclusive, nontransferable, non-assignable, limited license to use the software or item, as appropriate, solely for the purpose of creating and performing Services. Such license rights do not include any license, right, power or authority to subject the Microsoft software or item, in whole or in part, to any terms of an Excluded License. Microsoft or its suppliers retain all right, title, and interest in and to the software or item. “Excluded License” means any license requiring, as a condition of use, modification and/or distribution of the software subject to the license, that such software or other software combined and/or distributed with it be (a) disclosed or distributed in [*] (b) licensed for the purpose of making derivative works; or (c) redistributable at no charge.
     (c) Microsoft Products. In the event that Limelight makes proposals for enhancements to, and/or additional functionality for, Microsoft software products which are designed to improve the delivery performance, data accuracy, cost efficiency, and/or revenue productivity/yield of the Limelight content delivery network or the Microsoft edge computing network, then Microsoft shall use good faith efforts to receive and, as appropriate, consider such proposals.
5. LIMELIGHT FEES.
     (a) Fees and Rates. Microsoft shall pay Limelight the fees set forth in Section 5(a)(1-3) (collectively, the “Fees”) in accordance with the terms of this Agreement, including, but not limited to, Sections 5(c)-(e):
     1. Professional Service Fees. For each [*] ECN Node that Microsoft issues a [*] ECN Node Acceptance, Microsoft shall pay Limelight a one-time fee for Professional Services (“Professional Services Fees”) in the amount of:

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i.	[*] UNITED STATES DOLLARS (US$[*] for [*] ECN Nodes [*];

ii.	[*] UNITED STATES DOLLARS (US$[*] for [*] ECN Node number [*];

iii.	[*] UNITED STATES DOLLARS (US$[*] for [*] ECN Nodes number [*];

iv.	[*] UNITED STATES DOLLARS (US$[*] for [*] ECN Nodes number [*];

v.	[*] UNITED STATES DOLLARS (US$[*] for [*] ECN Nodes number [*];
If Microsoft issues ECN Node Acceptances for less than [*] ECN Nodes, then the provisions of Section 2(e) shall apply. The Professional Services Fees for [*] ECN Nodes number [*] and above shall be that amount mutually agreed to by Limelight and Microsoft in writing prior to commencing any Professional Services for such [*] ECN Nodes. Limelight will separately invoice Microsoft for the reasonable and actual expenses it incurs in providing the Professional Services under this agreement, including, but not limited to, travel, lodging and meals, and, provided that Limelight complies with the MVG for such expenses, such invoices will be paid as set forth in Section 5(c)-(e).
     2. Support Services Fees. For each [*] ECN Node that Microsoft issues a [*] ECN Node Acceptance, Microsoft shall pay Limelight a one-time fee for Support Services rendered during the Term (“Support Services Fees”) in the amount of [*] DOLLARS (US$[*] for each [*] ECN Node number [*]. The Support Services Fees for [*] ECN Nodes number [*] and above shall be that amount mutually agreed to by Limelight and Microsoft in writing prior to commencing any Support Services for such [*] ECN Nodes. By way of example, if, during the Term, Microsoft issues [*] ECN Node Acceptances for [*] ECN Nodes, then Limelight would have earned Support Service Fees totaling $[*]; and, on the other hand, if, during the Term, Microsoft issues [*] ECN Node Acceptances for [*] ECN Nodes, then Limelight would have earned Support Service Fees totaling $[*]. For purposes of clarity, Limelight is responsible for any expenses it incurs in providing the Support Services under this agreement, including, but not limited to, travel, lodging and meals.
     3. Software License Fee. After Microsoft issues the Limelight Software Acceptance, Microsoft shall pay Limelight a one-time fee to license the Limelight Software (the “Limelight Software License Fee”) in the amount of [*] UNITED STATES DOLLARS (US$[*] payable in two installments as follows:
i.	[*] UNITED STATES DOLLARS (US$[*] shall accrue on [*] of the [*] ECN Node Acceptance for the First [*] ECN Node; and

ii.	[*] UNITED STATES DOLLARS (US$[*] shall accrue on the date that is [*] after the date of issuance of the [*] ECN Node Acceptance for the First [*] ECN Node.
For purposes of clarity, the Limelight Software License Fee is the entire payment Microsoft will owe Limelight for Limelight Software license fees, including, Limelight Software [*], if any, or any other Update, regardless of how many Updates Limelight

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delivers and/or Microsoft accepts. For purposes of clarity, in the event this Agreement terminates or expires prior to Microsoft’s issuance of the Limelight Software Acceptance, then Microsoft will have no obligation to pay the Limelight Software License Fee and the Limelight Software License shall expire as of the date of termination or expiration, as applicable, of this Agreement.
     (b) Advance Against Service Fee. As of the Effective Date, Microsoft shall pay Limelight a refundable advance of [*] UNITED STATES DOLLARS (US$[*] (the “Advance”). Limelight shall invoice Microsoft for the Advance, and such invoice will be paid as set forth in Section 5(c)-(e). Microsoft may offset the Advance against the Professional Service Fees by offsetting $[*] against each of the two payments of $[*] due upon Microsoft’s acceptance of [*] ECN Nodes numbers [*]. In the event that by the earlier of [*] and the termination date of this Agreement, Limelight Professional Service Fees billings have not been sufficient to offset the entire amount of the Advance, then Limelight shall promptly (but not later than [*]) pay Microsoft the amount of the non-offset portion of the Advance upon written notice by Microsoft.
     (c) Payment Terms. Limelight shall invoice Microsoft for Professional Services Fees, Support Services Fees and Limelight Software License Fee as each accrues under this Agreement. Limelight shall invoice Microsoft for all other Fees incurred for Services during a month on or after the [*] of the month following the month in which the Services were provided. Upon receipt of a correct and undisputed invoice, Microsoft shall pay the invoice net [*] from the date of the invoice. Payments shall be made according to Microsoft’s then-current payment policies, which include payment via ACH electronic payment to Limelight’s financial institution under instructions supplied by Limelight in Microsoft’s ACH Electronic Payment form.
     (d) MS Invoice. Limelight shall invoice Microsoft for all amounts via the MS Invoice online tool in accordance with the then-current requirements at http://invoice.microsoft.com. All invoices shall be submitted with line-item detail identifying all aspects of the Service provided to Microsoft. Invoices shall not bear an invoice date earlier than the date on which Limelight shall be entitled to be paid under this Agreement, or if not specified, invoices may be issued monthly in arrears.
     (e) Disputed Amounts. Microsoft may dispute any invoice by providing written notice to Limelight within [*] of receiving the invoice (each a “Disputed Amount”). All Disputed Amounts that Microsoft agrees in writing to pay, or that are required to be paid pursuant to a final court order or arbitration award (along with any other amounts legally required, e.g., by statute or under this Agreement), shall be paid on the payment terms in Section 5(c)-(d). Payment of an invoice without asserting a dispute is not a waiver of any claim or right. Failure to dispute an invoiced amount within the [*] period shall not be deemed a waiver of any claim unknown to Microsoft at the time.
6. LIMELIGHT CONTENT DELIVERY SERVICE AGREEMENT AMENDMENTS. The Parties amend the Limelight Content Delivery Service Agreement, as more fully set forth in this section.

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     (a) Service Fee. All pricing is as set forth in the Limelight Content Delivery Service Agreement.
     (b) Contract Pricing Adjustment. Limelight and Microsoft agree that they will meet to discuss adjusting the prices recited in the Limelight Content Delivery Service Agreement [*] (and such other additional times as the Parties agree) to reflect any change in market prices for CDN services of the amount and type contained herein. The Parties acknowledge that any changes in pricing will have an inverse effect on the balance of the Traffic Commitment; that is, an increase in pricing will result in a decrease in the balance of the Traffic Commitment, and a decrease in pricing will result in an increase in the balance of the Traffic Commitment. Such adjustment to pricing and the balance of the Traffic Commitment shall be made via a written amendment to the Limelight Content Delivery Service Agreement (for adjustments to pricing) and this agreement (for adjustments to the Traffic Commitment) and shall be effective as of [*], unless such written amendment is agreed [*] of that year, in which case such change shall be effective as of the first day of the calendar quarter in which such written amendment is actually reached. If Limelight and Microsoft are not able to agree as to the terms of an amendment to adjust the prices recited in the Limelight Content Delivery Service Agreement and the balance of the Traffic Commitment, then the prices contained in the Limelight Content Delivery Service Agreement and the balance of the Traffic Commitment will remain in effect until such time as the Parties are able to reach an agreement. If Limelight and Microsoft agree that no change in the prices recited in the Limelight Content Delivery Service Agreement is warranted, then no amendment to this agreement need be executed.
     (c) Traffic Commitment. During the time period commencing on [*] and ending [*] from the Effective Date, and subject to terms, conditions and limitations set forth in this Agreement, Microsoft shall meet the Traffic Commitment, defined below.
     1. Definition. “Traffic Commitment” means total usage of CDN Services, where Services are as defined in and used under the Limelight Content Delivery Service Agreement for all Microsoft properties and/or online services in all markets worldwide representing the sum of the billable traffic rate calculated for each month (except for Excluded Service Traffic, defined below) and equal to [*] Mbps-months over the time period starting [*] (the “Traffic Commitment Start Date”), and ending [*] from the Effective Date (the “Traffic Commitment End Date”), subject to any adjustments as set forth in this Agreement. “Excluded Service Traffic” means (i) the traffic in Mbps for [*] for any Service, as defined under the Limelight Content Delivery Service Agreement (the “[*] Traffic”) plus the traffic for [*] Interactive News, LLC for any Service, as defined under the Limelight Content Delivery Service Agreement (the “[*] Traffic”) up to a maximum of [*] Mbps, and (ii) the traffic for any acquisition by Microsoft of an existing Limelight customer up to a maximum of the average traffic over the last six (6) months prior to such acquisition for those specific services such customer was using immediately prior to such acquisition, provided that Limelight promptly notifies Microsoft in writing that such acquisition was an existing Limelight customer. For example, if in a given month the [*] Traffic equals [*] Mbps for small object/file caching and the [*] Traffic equals [*] Mbps for small object/file caching, then the amount of Excluded Service Traffic equals [*] Mbps-months of Excluded Traffic for that month. For further example, if, in a given month the [*] Traffic equals [*] Mbps for small object/file caching and the [*] Traffic equals [*] for small object/file caching, then the amount of Excluded Service

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Traffic equals the Actual [*] Traffic of [*] the Actual [*] Traffic of [*] Mbps-months of Excluded Traffic for that month. For clarity as to how to calculate Mbps-months for Services under this Agreement, if Limelight bills Microsoft for [*] Mbps for Services (in all cases, excluding Excluded Service Traffic) in [*], then that month will represent [*] Mbps-months of performance against the Traffic Commitment; if Limelight then bills Microsoft for [*] Mbps for Services in [*] then that month will represent [*] Mbps-months of performance against the Traffic Commitment and [*] will represent [*] of performance against the [*]; and if Limelight then bills Microsoft [*] Mbps for Services in [*], then that month will represent [*] Mbps-months of performance against the Traffic Commitment and the [*] will represent [*] Mbps-months in total performance against the Traffic Commitment.
     2. Adjustments to Traffic Commitment.
     i. Reduction. In the event that this Agreement terminates early such that the Term is less than [*], then the Traffic Commitment shall be reduced pro rata based on the actual time period of the Term of this Agreement as compared to [*] (for example, if the Term is [*], then the Traffic Commitment shall be reduced by [*], or [*]). In the event that Limelight fails to meet the service level agreement for any Service under the Limelight Content Delivery Service Agreement in any calendar month for a particular Microsoft property, then the Traffic Commitment shall be reduced by an amount equal to (i) the traffic for such Microsoft property in the month immediately preceding the calendar month Limelight failed to meet such service level agreement, multiplied by (ii) three (3).
     ii. GB Pricing Conversion. For purposes of satisfying the Traffic Commitment (which, of course, is measured in Mbps), the amount of Mbps that applies to the Traffic Commitment for all traffic which Microsoft pays under a per Gigabyte (GB) billing model, but not including storage services paid for under a per Gigabyte (GB) billing model, shall be determined using the following formula: [*] for traffic under the [*] divided by the corresponding then current standard [*]” is the volume of traffic to be applied to the [*] for that month. Storage services paid for under a per Gigabyte (GB) billing model do not count towards the Traffic Commitment.
     3. Reporting. Each month after the Traffic Commitment Start Date, by the [*] of the month, Limelight shall report (the “Traffic Commitment Report”) to Microsoft (i) the amount of Traffic Commitment Microsoft attained for the month, (ii) the total amount of the Traffic Commitment Microsoft has attained, and (iii) the amount of the Traffic Commitment remaining. If Microsoft disputes any aspect of the Traffic Commitment Report, then Microsoft shall notify Limelight of such dispute, and the Parties shall in good faith work to mutually agree on the correct figures for the Traffic Commitment Report.
     4. Failure to Attain. If, by the Traffic Commitment End Date, Microsoft has not met the Traffic Commitment, then, subject to all terms, conditions and limitations in

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this Agreement, Microsoft shall pay Limelight an amount equal to (i) that amount of the Traffic Commitment not attained as measured in Mbps multiplied by (ii) the weighted average price per Mbps (that is, total invoiced amount in US dollars, or if in another currency, converted into US dollars, divided by the total traffic in Mbps) using the actual traffic volume and invoiced amounts for traffic applicable to the Traffic Commitment [*] to the Traffic Commitment End Date (the “Traffic Commitment Payment”). Microsoft will pay the Traffic Commitment Payment under the terms of Section 5(c)-(e), subject to Limelight’s submission of an invoice, as set forth in Section 5(d).
     5. Technical Support Director. To assist Microsoft with meeting its obligations under this section, Limelight shall provide a Senior Technical Support Director, or (at Limelight’s discretion) a more senior person (the “Limelight Technical Support Director”), within [*] of the Effective Date, to assist Microsoft, at Microsoft’s discretion, with facilitating the on-boarding of Services, as defined under the Limelight Content Delivery Service Agreement, to Microsoft properties and assist Microsoft with interacting with Limelight. Each month the Limelight Technical Support Director shall send a report to Microsoft and the Limelight Senior Vice President of Business Development (or such other person(s) as Limelight shall deem appropriate) outlining in reasonable detail the significant aspects of the Parties’ relationship, including, but not limited to, new properties added, properties removed, traffic usage and patterns, SLA concerns, and root case analysis for any problems that arose from the previous month’s service. At Microsoft’s discretion, the Limelight Technical Support Director may reside in an office on the Microsoft campus facility (but, for purposes of clarity, Microsoft is under no obligation to provide the Limelight Technical Support Director an office or other facilities), and if so, then Limelight and the Limelight Technical Support Director shall comply with all obligations related to using such Microsoft office or other facilities, as set forth in this Agreement, the MVG or any other Microsoft policy made available to Limelight.
     6. Payment for Services under the Limelight Content Delivery Service Agreement. All payment for Services (as defined under the Limelight Content Delivery Service Agreement) shall be as set forth in the Limelight Content Delivery Service Agreement.
7. PATENT LICENSE
     (a) By Microsoft.
     1. Microsoft hereby grants to Limelight a personal, nonexclusive, nontransferable, nonsublicensable license under the Licensed Patents in the jurisdictions in which any of the Licensed Patents has issued to make and use the inventions claimed in the Licensed Patents, as limited by the exclusion set forth in Section 7(a)(2) below. “Licensed Patents” means the following patents: [*]. All rights not expressly granted in this section are reserved. No additional rights whatsoever (including, without limitation, any implied licenses) are granted by implication, estoppel or otherwise. Without limiting the generality of the foregoing, the license in this section does not include, and Microsoft does not grant, any right under any patent or intellectual property other than the Licensed Patents. Further, Microsoft reserves any and all rights to, and shall not have any

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obligation to, apply for, register, prosecute, perfect, maintain, enforce or take any other action with respect to any Microsoft intellectual property rights, including, but not limited to, the Licensed Patents. Microsoft may terminate the patent license in this section by giving Limelight written notice of termination in the event that: (a) the Agreement is terminated due to Limelight’s breach as set forth in Section 17(b) or 17(c); (b) Limelight or any of its affiliates commences, directs or controls any legal action seeking to render any of the Licensed Patents or any claim under any of the Licensed Patents invalid or unenforceable; (c) Limelight or any of its affiliates brings any proceeding of any kind against Microsoft or any of its affiliates for infringement of any patent relating to any functionality described in the Licensed Patents on account of any making, use, sale, offering, importing, disposition or promotion of any Microsoft product, technology or service; or (d) this Agreement expires and after such expiration there is a Limelight Change of Control involving a competitor of Microsoft, or Limelight sells a material portion of its assets relating to the subject matter of this Agreement to a competitor of Microsoft.
     2. Patent License Exclusion. The patent license granted by Microsoft in Section 7(a)(1) does not include the right to make or use the inventions claimed in the License Patents for the sale, license or other distribution of [*] including, but not limited to, [*] excluding [*] such as [*].
     (b) By Limelight.
     1. Limelight hereby grants to Microsoft a personal, nonexclusive, nontransferable, nonsublicensable license under the Licensed Pending Patents in the jurisdictions in which any of the Licensed Pending Patents has issued to make and use the inventions claimed in the Licensed Pending Patents, as limited by the exclusion set forth in Section 7(b)(2). “Licensed Pending Patents” means the patents that issue under any of the following patent applications, including continuations: [*]. All rights not expressly granted in this section are reserved. No additional rights whatsoever (including, without limitation, any implied licenses) are granted by implication, estoppel or otherwise. Without limiting the generality of the foregoing, the license in this section does not include, and Limelight does not grant, any right under any patent or intellectual property other than the Licensed Pending Patents. Further, Limelight reserves any and all rights to, and shall not have any obligation to, apply for, register, prosecute, perfect, maintain, enforce or take any other action with respect to any Limelight intellectual property rights, including, but not limited to, the Licensed Pending Patents. Limelight may terminate the patent license in this section by giving Microsoft written notice of termination in the event that: (a) the Agreement is terminated due to Microsoft’s breach as set forth in Section 17(b); (b) Microsoft or any of its affiliates commences, directs or controls any legal action seeking to render any of the Licensed Pending Patents or any claim under any of the Licensed Pending Patents invalid or unenforceable; or (c) Microsoft or any of its affiliates brings any proceeding of any kind against Limelight or any of its affiliates for infringement of any patent relating to any functionality described in the Licensed Pending Patents on account of any making, use, sale, offering, importing, disposition or promotion of any Limelight product, technology or service.

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     2. Patent License Exclusion. The patent license granted by Limelight in Section 7(b)(1) does not include the right to make or use the inventions claimed in the License Pending Patents to offer for sale [*]. Limelight acknowledges and agrees that as of the Effective Date, none of the services publicly available and offered under [*].
8. PEERING.
     (a) Exchange of Traffic. Microsoft and Limelight may exchange TCP/IP data traffic over their respective networks, i.e., Limelight would route its traffic through the [*] ECN Node, and Microsoft would route its traffic (except for traffic under the Limelight Content Delivery Service Agreement) through the Limelight content delivery network. If the Parties so elect to exchange data traffic, then the Parties will set forth in writing the interconnection points for such data traffic exchange (the “Interconnection Points”), and each Party shall provide, at its own expense, connections from its network to the Interconnection Point. Neither Party shall monitor, filter or otherwise restrict the contents of the other Party’s data or traffic as it passes through the Interconnection Points except (i) pursuant to an appropriate confidentiality agreement as necessary for network service or network security, including without limitation to respond to spamming or denial of service attacks, so long as a Party is in compliance with applicable law; (ii) pursuant to the Parties’ respective Acceptable Use Policies; or (iii) in compliance with applicable law or an applicable court order or subpoena. Either Party may monitor control traffic or TCP/IP header and protocol information necessary solely for the operation, problem resolutions and engineering of the Party’s network. The Parties may share this information with each other for such purposes. In no event shall the monitoring Party disclose such information to third parties, except (i) pursuant to an appropriate confidentiality agreement as necessary for network service or network security, including without limitation to respond to spamming or denial of service attacks; or (ii) in compliance with applicable law or an applicable court order or subpoena. Neither Party shall provide to third parties any samples or statistical information derived from the data traffic that passes through the Interconnection Points except (i) pursuant to an appropriate confidentiality agreement as necessary for network service or network security, including without limitation to respond to spamming or denial of service attacks; or (ii) in compliance with applicable law or an applicable court order or subpoena, provided that either Party may collect statistical information derived from the data traffic solely for the purposes of operation, problem resolution and engineering of that Party’s network.
     (b) Technical and Operational Matters. If Microsoft and Limelight elect to exchange traffic as set forth in Section 8(a), then the Parties shall work together to establish mutually acceptable performance objectives and operational procedures to enable each Party to provide a high quality service over its network and the Interconnection Points in a cost effective manner.
     (c) Pricing. If Microsoft and Limelight elect to exchange traffic as set forth in Section 8(a), then the Parties shall establish in writing the charge for Peer Route Utilization, defined below (provided that, the maximum charge shall be mutually agreed to at the time the exchange of traffic is developed and as modified by the Parties from time to time, using the Burstable Billing calculation method set forth in the Limelight Content Delivery Service Agreement. “Peer Route Utilization” means the amount of traffic delivered for Microsoft on the Limelight content delivery network using Limelight’s settlement-free routes (except for traffic

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under the Limelight Content Delivery Service Agreement), and similarly, the amount of traffic delivered for Limelight on the [*] ECN Node using Microsoft’s settlement-free routes, provided that (i) the Mbps delivered by the [*] ECN Node will be calculated by measuring the Mbps delivered at each [*] ECN Node location using the Burstable Billing method (as set forth in the Limelight Content Delivery Service Agreement), and then summing the measurements of each location to arrive at a [*] ECN Node total Mbps delivered, (ii) the Mbps delivered on peer routes will be similarly measured at each Limelight content delivery network and [*] ECN Node location, and (iii) the measurement will occur in aggregate across all Microsoft properties. If Microsoft pays Limelight under this section, then such payment shall be paid as set forth in Section 5(c)-(e), subject to Limelight’s submission of an invoice, as set forth in Section 5(d). If Limelight pays Microsoft under this section, then Microsoft shall issue Limelight an invoice for such amount and Limelight shall pay Microsoft the invoiced amount within [*] or, at Microsoft’s discretion, Microsoft may offset any amounts Limelight owes Microsoft under this section against any amounts Microsoft owes to Limelight.
     (d) Peering Reports. Limelight shall provide Microsoft (i) a monthly report detailed for each Microsoft property displaying traffic, co-lo, network usage, rack, power, and peering over the Limelight Network, and (ii) a monthly report for Limelight traffic, co-lo, network usage, rack, power, and peering over the [*] ECN Node network. Limelight will reconcile these two reports and provide a document showing the Peer Route Utilization for that month provided for both the [*] ECN Nodes and the Limelight Network.
9. SUBCONTRACTING OF WORK. Limelight shall not subcontract all or any portion of the Services to third parties (each, a “Subcontractor”) without the express prior written consent of Microsoft, which consent shall not be unreasonably withheld. In the event Microsoft approves the use of a Subcontractor, Limelight agrees to do so in compliance with the MVG and the following conditions:
     (a) Limelight guarantees its Subcontractor’s fulfillment of the applicable obligations imposed on Limelight by this Agreement.
     (b) Limelight shall indemnify Microsoft for all damages and/or costs of any kind, to the extent set forth in Section 14 herein, incurred by Microsoft or any third party and caused by Subcontractor’s fulfillment of the applicable obligations imposed on Limelight by this Agreement.
     (c) Limelight agrees to make all payments to the Subcontractor for Services performed for which Subcontractor was hired. If Limelight fails to pay a Subcontractor for Services performed and there is no existing bona fide dispute between Limelight and the Subcontractor related to such unpaid amount, then after Microsoft provides [*] advance written notice to Limelight, Microsoft shall have the right, but not the obligation, to pay such Subcontractor for such Services. Microsoft shall then have the right to offset any amounts due and owing to Limelight with the amounts paid to such Subcontractor. Limelight shall indemnify Microsoft for all damages and/or costs of any kind, without limitation, incurred by Microsoft caused by a failure of Limelight to pay a Subcontractor for Services performed. Limelight agrees that subcontractor billing shall not include any mark up of fees charged Limelight by subcontractor.

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10. CONFIDENTIALITY.
     (a) Scope. The Parties acknowledge and agree that the terms of the Microsoft Corporation Non-Disclosure Agreement dated August 10th 2004 (the “NDA”) will be deemed incorporated herein, that their obligations of confidentiality shall be governed by the NDA, and further, that the existence of this Agreement, the terms and conditions of this Agreement, and all such related information are hereby specifically designated as Confidential Information under the NDA.
     (b) All aspects of the [*] ECN Nodes, the existence of the [*] ECN Nodes, and all such related information are hereby specifically designated as Confidential Information of Microsoft under the NDA. Microsoft and Limelight shall collaborate to ensure that sufficient controls are in place to ensure that each Party, as it performs under this Agreement, complies with its separate nondisclosure obligations.
     (c) The Know-How and Trade Secrets that Limelight discloses to Microsoft in the performance of this Agreement are specifically designated as Confidential Information of Limelight under the NDA, and Microsoft shall not use the Know-How and Trade Secrets except as set forth in Section 3.
     (d) Notwithstanding the confidential nature of this Agreement, Microsoft and Limelight agree to publicize the general purposes of this Agreement as set forth in Section 21(i).
11. PROPRIETARY RIGHTS; TECHNOLOGY COOPERATION.
     (a) This section applies to all aspects of the [*] ECN Nodes, except for the Limelight Software. Microsoft’s rights to the Limelight Software are set forth in Section 3. Except for the Intellectual Property Rights subject to the license from Limelight to Microsoft in this Agreement, as between Microsoft and Limelight, Microsoft owns all right, title and interest in each [*] ECN Node, including all Intellectual Property Rights embodied in or associated with any [*] ECN Node. Except as expressly stated in this Agreement, the Parties will have no rights of any kind in or to any of each other’s Intellectual Property Rights. There are no implied licenses under this Agreement, and any rights not expressly granted under this Agreement are reserved by the respective Party.
     (b) Except for Know-How and Trade Secrets, neither Party is prohibited or enjoined at any time from utilizing any skills or knowledge of a general nature created by it during the course of providing the Services, including, without limitation, information publicly known or available or that could reasonably be through other means than through exposure to the work of the other Party.
     (c) Nothing in this Agreement will be construed as restricting Microsoft’s ability to acquire, license, develop, manufacture or distribute for itself, or have others acquire, license, develop, manufacture or distribute for Microsoft, similar technology performing the same or similar functions as the technology contemplated by this Agreement, or to market and distribute such similar technology in addition to or, subject to the terms and conditions of this Agreement, in lieu of the technology contemplated by this Agreement.

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     (d) Technology Cooperation Agreement: During the Term of this Agreement, Limelight and Microsoft will: i) work together where possible [*] work together to improve the effectiveness of their CDN services, including, but not limited to, performance, measurement, and functionality; and iii) publicize the relationship established by this Agreement as set forth in Section 21(i).
12. PRIVACY AND DATA PROTECTION.
     (a) For the purposes of this section, “Personal Information” means any information (i) that identifies or can be used to identify, contact, or locate the person to whom such information pertains, or (ii) from which identification or contact information of an individual person can be derived. Personal Information includes, but is not limited to: name, address, phone number, fax number, email address, social security number or other government-issued identifier, and credit card information. Additionally, to the extent any other information (such as, but not necessarily limited to, a personal profile, unique identifier, biometric information, and/or IP address) is associated or combined with Personal Information, then such information also will be considered Personal Information.
     (b) Any Personal Information collected or accessed by Limelight in performing the Services shall be limited to that which is strictly necessary to perform such Service or to fulfill any legal requirements. If the Service involves the collection of personal information directly from individuals, such as through a webpage, Limelight shall provide a clear and conspicuous notice regarding the uses of the personal information. Such notice shall comply with all relevant guidelines contained in the MVG or as otherwise provided by Microsoft.
     (c) Limelight shall use Personal Information only as necessary to perform Services in accordance with this Agreement and not for any other purpose whatsoever. Limelight shall maintain Personal Information in strict confidence in accordance with the provisions of the NDA. Limelight shall not share any Personal Information that is collected or possessed by Limelight with any third parties for any reason except as necessary to carry out the Services, and only under terms and conditions substantially similar to those contained in this section. If Limelight is served with a court order compelling disclosure of any Personal Information or with notice of proceedings for such an order, Limelight shall oppose the order, notify Microsoft of such order or notice, and provide Microsoft the opportunity to intervene before Limelight files any response to the order or notice.
     (d) Limelight shall take reasonable steps to protect Personal Information in Limelight’s possession from unauthorized use, access, disclosure, alteration or destruction. Security measures shall include access controls, encryption or other means, where appropriate. Limelight must immediately notify Microsoft of any known security breach that may result in the unauthorized use, access, disclosure, alteration or destruction of Personal Information. Limelight agrees to conduct an audit on at least an annual basis to evaluate the security of Personal Information in Limelight’s possession and to verify that the terms of this Agreement with respect to Personal Information are being followed. The results of such audit shall be made available to Microsoft on request.
     (e) Upon request from Microsoft, Limelight shall provide Microsoft with any or all Personal Information in Limelight’s possession. Upon termination or expiration of this

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Agreement, Limelight shall within [*] thereafter, at Microsoft’s sole discretion, either (i) provide Microsoft with all documents and materials (including any and all copies) containing Personal Information, together with all other materials and property of Microsoft, which are in its possession or under its control, or (ii) destroy all such specified documents and materials (including any and all copies in any and all formats) and provide Microsoft with a certificate of destruction signed by an officer of Limelight.
13. WARRANTIES AND REPRESENTATIONS; LIABILITY LIMITATION.
     (a) By Limelight. Limelight represents and warrants to Microsoft as follows:
     1. Limelight is duly incorporated, organized and validly existing and in good standing under the laws of the state of Delaware, has all requisite rights, powers, authority, licenses and permits and has undertaken all actions and has fulfilled all conditions to enter into, to perform under and to comply with its obligations under this Agreement including, but not limited to, to grant any rights and licenses as set forth herein;
     2. Limelight’s representative whose signature is affixed to this Agreement has full capacity and authority to bind it to the terms hereof;
     3. Limelight is not presently under, nor will it enter into in the future, any agreement, commitment, understanding or other obligation, whether written or oral, which is inconsistent or in conflict with this Agreement or would in any way or to any extent prevent, limit or otherwise impair its performance of any of its obligations hereunder or in connection herewith;
     4. Except for the litigation between Akamai Technologies, Inc. and the Massachusetts Institute of Technology and Limelight pending in US District Court in Massachusetts, and (to the extent applicable) the letter from Level 3 Communications, LLC to Limelight dated February 9, 2007, there is presently no suit, action, proceeding or other claim pending or threatened, against it, or, to the best of its knowledge, any third party, nor does any fact exist which may be the basis of any such action, suit, proceeding or other claim, with respect to this Agreement or which could have a material adverse effect on Limelight’s capacity to perform under this Agreement;
     5. In the performance of this Agreement, Limelight shall comply with all applicable laws, regulations, rules, orders and other requirements of governmental authorities having jurisdiction over the Parties;
     6. Limelight and its Subcontractors shall at all times, while on Microsoft property or while performing the Services, comply with all applicable, local, state, federal, and foreign laws and the terms of the MVG;
     7. The Services shall either be originally created by Limelight or Limelight will obtain all necessary rights to the Services to transfer ownership to Microsoft as required under this Agreement;

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     8. The Services, Limelight Software, and the [*] ECN Node, including all portions performed by any Subcontractor, will strictly comply with the terms and conditions of this Agreement; and
     9. The Services, Limelight Software, the [*] ECN Node, and the use thereof by Microsoft, Microsoft’s subsidiaries, affiliate companies, joint ventures, third-party agents, and permitted sublicensees will not infringe or violate any Intellectual Property Rights or other proprietary right of any third party;
     10. Limelight has not and will not take any actions that (i) create, or purport to create, any obligation on behalf of Microsoft, or (ii) grant, or purport to grant, any rights or immunities to any third party under Microsoft’s Intellectual Property Rights. By way of example but not limitation of the foregoing, Limelight shall not incorporate any Publicly Available Software in whole or in part into any part of the Services, Limelight Software or any [*] ECN Node, or use Publicly Available Software in whole or in part in the development of any part of the Services in a manner that may subject the Services, Limelight Software or any [*] ECN Node, in whole or in part, to all or part of the license obligations of any Publicly Available Software. Microsoft acknowledges that Limelight has disclosed that certain software systems that it uses in the operation of its content delivery infrastructure are based on Publicly Available Software as set forth in Exhibit C-1.
Except as otherwise provided in this Agreement, Limelight expressly disclaims, all other representation, warranties or conditions, whether express, implied, statutory or otherwise, including, without limitation, the implied warranties of merchantability, title, and fitness for a particular purpose. For purposes of clarity, Limelight Software is licensed “as is” and Limelight makes no warranty, express or implied, including the implied warranty of fitness for a particular purpose, for any Limelight Software. Limelight does not warrant uninterrupted or error-free operation of any Limelight Software.
     (b) By Microsoft. Microsoft represents and warrants to Limelight that:
     1. Microsoft is duly incorporated, organized and validly existing and in good standing under the laws of the state of Washington, has all requisite rights, powers, authority, licenses and permits and has undertaken all actions and has fulfilled all conditions to enter into, to perform under and to comply with its obligations under this Agreement including, but not limited to, to grant any rights and licenses as set forth herein;
     2. Microsoft’s representative whose signature is affixed to this Agreement has full capacity and authority to bind it to the terms hereof;
     3. Microsoft is not presently under, nor will it enter into in the future, any agreement, commitment, understanding or other obligation, whether written or oral, which is inconsistent or in conflict with this Agreement or would in any way or to any extent prevent, limit or otherwise impair its performance of any of its obligations hereunder or in connection herewith; and
     4. there is presently no suit, action, proceeding or other claim pending or threatened, against it, or, to the best of its knowledge, any third party, nor does any fact

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exist which may be the basis of any such action, suit, proceeding or other claim, with respect to this Agreement or which could have a material adverse effect on Microsoft’s capacity to perform under this Agreement.
Except as otherwise provided in this Agreement, Microsoft expressly disclaims all other representations, warranties or conditions, whether express, implied, statutory or otherwise, including, without limitation, the implied warranties of merchantability, title, and fitness for a particular purpose. For purposes of clarity, any Microsoft Modifications provided are “as is,” “with all faults,” and without warranty guarantees or conditions of any kind.
     (c) Consequential Damages. EXCEPT FOR OBLIGATIONS UNDER SECTION 14 OR A BREACH OF SECTION 10 IN NO EVENT WILL EITHER PARTY BE LIABLE OR RESPONSIBLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, EXEMPLARY, OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST REVENUE OR LOST PROFITS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER ARISING UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE.
14. GENERAL INDEMNIFICATION.
     (a) By Limelight.
          (1) Limelight agrees to defend, hold harmless, and indemnify Microsoft and its subsidiaries, affiliates, directors, officers, employees, and agents (“Microsoft Indemnified Parties”), from and against all claims, damages, losses, suits, actions, demands, proceedings, expenses, and liabilities of any kind, (including reasonable attorneys’ fees incurred and/or those necessary to successfully establish the right to indemnification) threatened, asserted or filed (collectively, “Microsoft Claims”) against any Microsoft Indemnified Party, to the extent that such Microsoft Claims arise out of or relate to (i) bodily injury or death to any person arising out of or related to the Services, the Limelight Software or the [*] ECN Node, (ii) loss, disappearance, or damage to property arising out of or related to the Services, the Limelight Software or the [*] ECN Node, (iii) taking the claimant’s allegations to be true, would result in a breach by Limelight of any covenant, warranty or representation made by Limelight in this Agreement, and/or (iv) infringement, violation or misappropriation of any Intellectual Property Right or other proprietary right of any third party by, or arising out of or related to, the Services, the Limelight Software, or the [*] ECN Node.
          (2) If any action is brought against any Microsoft Indemnified Party in which indemnity is sought from Limelight, Microsoft shall (i) provide Limelight reasonably prompt notice of any such Microsoft Claim; (ii), except for Patent Claims, defined below, permit Limelight, through counsel mutually acceptable to Microsoft and Limelight, to answer and defend such Microsoft Claim; and (iii) provide Limelight information and reasonable assistance at Limelight’s expense to help Limelight defend such Microsoft Claim.
          (3) Microsoft shall have the right to employ separate counsel and participate in the defense of any Microsoft Claim at its own expense. Limelight shall

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reimburse Microsoft for any payments made or losses suffered based upon the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of Microsoft Claims. Limelight shall not settle any Microsoft Claim on Microsoft’s behalf without first obtaining Microsoft’s written permission.
          (4) Patent Indemnity. In the event a Microsoft Indemnified Party seeks indemnification for Microsoft Claims caused by the alleged infringement of patent rights of any third party ( “Patent Claims”), then the responsibility for the Patent Claim shall be as follows: (i) [*] shall be solely responsible for the monetary amount of Patent Claims from US$[*] to US$[*]; (ii) Microsoft and Limelight shall each be responsible for [*] of the monetary amount of Patent Claims from US$[*] to US$[*], and (iii) Microsoft shall be solely responsible for the monetary amount of Patent Claims over US$[*]. Microsoft shall be responsible for selecting counsel for defending any Patent Claims. Limelight shall have the right to employ separate counsel and participate in the defense of any Patent Claims at its own expense. [*].
     (b) By Microsoft.
          (1) Microsoft agrees to defend, hold harmless, and indemnify Limelight and its subsidiaries, affiliates, directors, officers, employees, and agents (“Limelight Indemnified Parties”), from and against all claims, damages, losses, suits, actions, demands, proceedings, expenses, and liabilities of any kind, (including reasonable attorneys’ fees incurred and/or those necessary to successfully establish the right to indemnification) threatened, asserted or filed (collectively, “Limelight Claims”) against any Limelight Indemnified Party, to the extent that such Limelight Claims, taking the allegations contained therein to be true, would result in a breach by Microsoft of any covenant, warranty or representation made by Microsoft in this Agreement.
          (2) If any action is brought against any Limelight Indemnified Party in which indemnity is sought from Microsoft, Limelight shall (i) provide Microsoft reasonably prompt notice of any such Limelight Claim; (ii) permit Microsoft, through counsel mutually acceptable to Microsoft and Limelight, to answer and defend such Limelight Claim; and (iii) provide Microsoft information and reasonable assistance at Microsoft’s expense to help Microsoft defend such Claim.
          (3) Limelight shall have the right to employ separate counsel and participate in the defense of any Limelight Claim at its own expense. Microsoft shall reimburse Limelight for any payments made or losses suffered based upon the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of Limelight Claims. Microsoft shall not settle any Limelight Claim on Limelight’s behalf without first obtaining Limelight’s written permission.

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     (c) Should the Services, the Limelight Software or the [*] ECN Node (or any portion thereof) be held to constitute an infringement, Limelight shall notify Microsoft and immediately, at Limelight’s expense: (i) procure for Microsoft the right to continued use of the Services, the Limelight Software or the [*] ECN Node (or any portion thereof as applicable) or (ii) replace or modify the Services, the Limelight Software or the [*] ECN Node (or any portion thereof as applicable) such that it is non-infringing, provided that the replacement or modification meets the requirements of this Agreement to Microsoft’s satisfaction.
     (d) The indemnification set forth in this Section 14 applies to the specific scope set forth in this Agreement. The Parties have agreed to [*]. For purposes of clarity, no Party shall receive indemnification for the same loss under both this Agreement and the [*].
15. INSURANCE. Limelight shall keep in full force and effect during the term of this Agreement: (i) comprehensive general liability insurance in an amount not less than $2 million per occurrence for bodily injury and property damage; and (ii) workers’ compensation insurance in an amount not less than that required by applicable law. Limelight shall ensure that its contractors and subcontractors obtain and maintain the same types and amount of coverages as required of Limelight herein. On Microsoft request, Limelight will deliver to Microsoft, certificates of insurance which evidence the minimum levels of insurance set forth in this section.
16. TAXES. Microsoft is not liable for any taxes that Limelight is legally obligated to pay and which are incurred or arise in connection with the sale of Services, the Limelight Software license or any other payment to Limelight under this Agreement. All taxes (including but not limited to net income or gross receipts taxes, franchise taxes, and property taxes) shall be Limelight’s financial responsibility. Microsoft may provide Limelight with a valid exemption certificate, and Limelight shall not collect taxes covered by the certificate. Limelight shall indemnify, defend and hold Microsoft harmless from any taxes (including sales or use taxes paid by Microsoft) or claims, causes of action, costs (including without limitation, reasonable attorneys’ fees) and any other liabilities of any nature whatsoever related to taxes. Notwithstanding the foregoing, Microsoft shall pay Limelight any sales or use taxes owed by Microsoft solely as a result of entering into and performing this Agreement and which are required to be collected from Microsoft by Limelight under applicable law. If taxes are required to be withheld on any amount to be paid by Microsoft to Limelight, Microsoft shall deduct them from the amount owed and pay them to the appropriate taxing authority. At Limelight’s written request and expense, Microsoft shall use reasonable efforts to assist Limelight in obtaining tax certificates or other documentation evidencing such payment, but the responsibility for documentation remains with Limelight. This section shall govern the treatment of all taxes arising in connection with this Agreement notwithstanding any other section of this Agreement.

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17. TERM OF AGREEMENT; DEFAULT.
     (a) Duration. Subject to Section 17(b)-(c) hereof, the period of time during which this Agreement shall be in effect (the “Term”) commences on the Effective Date and shall continue for a period of [*] thereafter. This Agreement shall be renewable by mutual agreement of Microsoft and Limelight.
     (b) Termination for Cause. Either Party may terminate this Agreement if:
     1. the other Party breaches any material term or condition of this Agreement and fails to cure such breach within [*] after receipt of written notice of the same;
     2. the other Party becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within [*] of filing; or
     3. the other Party becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within [*] of filing.
     (c) Microsoft Termination. Microsoft may terminate this Agreement:
     1. If there is a [*] involving a [*], or Limelight [*] relating to the subject matter of this Agreement to a [*], provided that Microsoft gives Limelight notice of such termination within [*] after Limelight gives Microsoft written notice of such [*]. In the event that there is a [*] involving a [*], or Limelight [*] relating to the subject matter of this Agreement to a [*] and Microsoft does not elect to terminate this Agreement as permitted by this section, then this Agreement in its entirety shall bind any applicable successor to the same extent as it binds Limelight (including, but not limited to, being subject to Microsoft’s termination right as set forth in this Section 17(c)(1));
     2. If Limelight breaches its obligations under the Microsoft Edge Computing Network Support Services, and (i) fails to cure such breach within [*] after receipt of written notice of the same, or, (ii) if curing such breach cannot be accomplished within [*] after receipt of written notice of the same and Limelight is using reasonable diligence to cure such breach, Limelight fails to cure such breach within the later of (A) the date Limelight fails to use reasonable diligence to cure such breach, or (B) [*] after receipt of written notice of same.
     (d) Effect of Termination and Survival. In the event this Agreement terminates prior to completing the Term, then Limelight and Microsoft ensure that each [*] ECN Node operates independent of all Limelight facilities, except for those dependencies agreed to in writing. Notwithstanding termination of this Agreement, Microsoft shall pay to Limelight all Services Fees earned prior to termination that are not Disputed Amounts and subject to offset as set forth in this Agreement, and each Party shall return any Confidential Information or property of the other Party within [*] from the date of such termination. In addition, Limelight shall return all data derived from Services performed under this Agreement to Microsoft within

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[*] from the date of such termination. Sections 1, 3 (provided Microsoft has submitted a Limelight Software Acceptance and paid the Limelight Software Fee), 4 (a), 5 (solely with respect to Fees accruing as of the date of termination or expiration), 9, 10, 11, 12, 13, 14, 15 (for [*]), 16, 17, 18 (for [*]), 19, 20, and 21 will survive any termination or expiration of this Agreement. Section 7 shall survive expiration of this Agreement but not termination of this Agreement. For purposes of clarity, the survival of all other agreements between Limelight and Microsoft shall be in accordance with the respective terms of those agreements, including but not limited to, the Limelight Content Delivery Service Agreement and any co-location agreements formed using the Form Co-Location Agreement.
     (e) Transition of Services. Upon the expiration or termination of this Agreement and for up to six (6) months following the effective date of such expiration or termination (the “Transition Period”), Limelight will provide to Microsoft assistance as reasonably requested by Microsoft to facilitate the orderly transfer of the Services to a third party which will provide services similar to those Services provided by Limelight hereunder. During the Transition Period Limelight will be compensated based on mutually agreeable rates for these transition services not to exceed the pricing described in this Agreement for comparable services or, if the transition services are not comparable to services described in this Agreement, as mutually agreed by the Parties.
18. RECORDS AND AUDIT. During the term of this Agreement and for [*] thereafter, Limelight agrees to keep all usual and proper records and books of account and all usual and proper entries relating to its costs and expenses, and the quality and performance reports in providing the Services and meeting its other obligations under this Agreement. Also, during the above referenced period, Microsoft shall have the right to cause an audit and/or inspection to be made of the applicable Limelight records and facilities in order to verify statements issued by Limelight (and Subcontractor, if applicable) related to compliance with the terms of this Agreement. Any such audit shall be conducted by Microsoft corporate internal audit or a certified public accountant selected by Microsoft. Except as specified herein, Microsoft shall be responsible for all costs and attorney fees related to such audits. Limelight agrees to provide Microsoft’s designated audit or inspection team access to the relevant Limelight records and facilities. If an audit reveals that Limelight has misstated any amounts or reports by five percent (5%) or more for any audited period of time, Limelight agrees, in addition to re-computing and making appropriate adjustments to Microsoft, to pay Microsoft all reasonable costs and expenses incurred by Microsoft in conducting such audit, including, but not limited to, any amounts paid to any auditor or attorney.
19. MICROSOFT TRADEMARKS. Limelight shall not use the Microsoft name or other Microsoft trademarks in any manner, except as expressly permitted under this Agreement.

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20. NOTICES. All notices, authorizations, and requests in connection with this Agreement shall be deemed given: (i) on the day they are deposited in the U.S. mails, postage prepaid, certified or registered, return receipt requested; (ii) on the day they are sent by air express courier, charges prepaid; or (iii) on the day of transmittal if sent by facsimile; and addressed as follows:

To Limelight: Attention: Fax:	Limelight Networks, Inc. 2220 W. 14th Street Tempe, AZ 85281 Michael Gordon, Chief Strategy Officer (602) 850-5264

Copy to: Attention: Fax:	Limelight Networks, Inc. 2220 W. 14th Street Tempe, AZ 85281 General Counsel (602) 850-5001

To Microsoft: Attention: Fax:	Microsoft Corporation One Microsoft Way Redmond, WA 98052-6399 Vice President, Global Foundation Services (425) 936-7329

Copy to: Attention: Fax:	Microsoft Corporation One Microsoft Way Redmond, WA 98052-6399 Deputy General Counsel, Legal & Corporate Affairs, Platforms and Services Division (425) 706-7329
Either Party may change the above information by giving written notice to the other Party pursuant to this section.
21. OTHER PROVISIONS.
     (a) RELATIONSHIP OF PARTIES. LIMELIGHT AND MICROSOFT ARE INDEPENDENT CONTRACTORS AND THIS AGREEMENT WILL NOT ESTABLISH ANY RELATIONSHIP OF PARTNERSHIP, JOINT VENTURE, EMPLOYMENT, FRANCHISE OR AGENCY BETWEEN LIMELIGHT AND MICROSOFT. NEITHER LIMELIGHT NOR MICROSOFT WILL HAVE THE POWER TO BIND THE OTHER OR INCUR OBLIGATIONS ON THE OTHER’S BEHALF WITHOUT THE OTHER’S PRIOR WRITTEN CONSENT.
     (b) Governing Law. This Agreement shall be construed and controlled by the laws of the State of Washington, and the Parties consent to exclusive jurisdiction and venue in the

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federal courts sitting in the Western District of Washington, unless no federal subject matter jurisdiction exists, in which case the Parties consent to exclusive jurisdiction and venue in the State courts of King County, Washington. The Parties waive all defenses of lack of personal jurisdiction and forum non-conveniens. Process may be served on either Party in the manner authorized by applicable law or court rule.
     (c) Severability; Waiver. If any provision of this Agreement is held by a tribunal of competent jurisdiction to be contrary to the law, then the remaining provisions of this Agreement will remain in full force and effect, except that if such court finds any of the provisions of Sections 3, 4, 11, or of the NDA, to be unenforceable, either Party may elect to terminate the Agreement. The waiver of any breach or default of this Agreement will not constitute a waiver of any subsequent breach or default, and will not act to amend or negate the rights of the waiving Party.
     (d) Assignment. Upon the written notice to Limelight, Microsoft may assign this Agreement in whole to any wholly owned subsidiary or an affiliate in which it holds at least fifty percent (50%) ownership interest, or as part of a corporate reorganization, consolidation, merger, or sale of substantially all of its assets. Microsoft may not otherwise assign its rights or delegate its duties under this Agreement either in whole or in part without the prior written consent of Limelight, and any attempted assignment or delegation without such consent will be void. Except to a successor in interest to substantially all of Limelight’s assets (and subject to Section 7 and Section 17(c)(1)), Limelight shall not sell, assign, transfer, pledge or encumber any of its rights or delegate any of its duties or obligations under this Agreement (by actual assignment or by operation of law, including without limitation through a merger, acquisition, consolidation, exchange of shares, or sale or other disposition of assets, including disposition on dissolution), without the prior written consent of Microsoft. This Agreement will bind and inure to the benefit of each Party’s permitted successors and permitted assigns.
     (f) Precedence. To the extent that any provision contained in any exhibit is inconsistent or conflicts with this Agreement (exclusive of the exhibit), the provisions of this Agreement (exclusive of the exhibit) shall control over the exhibit. To the extent that any provision contained in the Limelight Content Delivery Service Agreement is inconsistent or conflicts with this Agreement, the provisions of this Agreement shall control over the Limelight Content Delivery Service Agreement.
     (g) Amendment. This Agreement may be amended only in a written agreement signed by all Parties, except that Microsoft reserves the right to unilaterally modify the MVG as it deems necessary from time to time and Limelight agrees to comply with all such modifications.
     (h) No Solicitation. From and after execution of this Agreement through the end of the Term, neither Limelight or persons within the Global Foundation Services group of Microsoft will solicit the employees of the other without the consent of the other, except for any persons hired by Limelight related to a [*] ECN Node, and except persons hired as the result of indirect solicitations (e.g., general newspaper advertisements, employment agency referrals and internet postings).
     (i) Press Releases/Publicity. Except as permitted under the Limelight Content Delivery Service Agreement, Limelight shall not issue press releases or publicity in any form

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that relates to this Agreement and Limelight shall not use the name “Microsoft” or “Microsoft Corporation” or any Microsoft trademarks. The foregoing notwithstanding, Microsoft consents to permit Limelight to issue the press release set forth in Exhibit G.
     (j) Entire Agreement. The Limelight Content Delivery Service Agreement and the NDA each exists as a separate agreement between the Parties and except for the Limelight Content Delivery Service Agreement and the NDA, this Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and, supersedes all oral understandings, representations, prior discussions and preliminary agreements. Any representations, warranties, promise or conditions not expressly contained in this Agreement shall not be binding upon the Parties. This Agreement may be executed electronically and in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. Once signed by both Parties, any reproduction of this Agreement made by reliable means (e.g., photocopy, facsimile) is considered an original.
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